Exhibit 10.1

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AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

This Amended and Restated Restructuring Support Agreement (the “A&R RSA”), dated as of December 4, 2020, is entered into by and among (i) Superior Energy Services, Inc. (“Parent”), (ii) each direct and indirect wholly-owned, domestic subsidiary of Parent party hereto (each an “SPN Subsidiary,” and together with Parent, the “Company”), and (iii) the Noteholders (as defined below) party hereto (the “Consenting Noteholders” and, together with the Company, the “Parties” and each a “Party”) and amends and restates the Restructuring Support Agreement (the “Original RSA”) dated as of September 29, 2020 (the “Agreement Effective Date”), by and among the Parties (as amended by that certain First Amendment to Restructuring Support Agreement dated as of October 14, 2020 (the “First Amendment”), that certain Second Amendment to Restructuring Support Agreement dated as of October 22, 2020 (the “Second Amendment”) this A&R RSA, and as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

RECITALS

WHEREAS, reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of October 20, 2017 (as amended, restated, modified, supplemented or replaced from time to time), by and among SESI, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent (“SESI”), as borrower, Parent and the other guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with any successor agent, the “ABL Agent”), and the lenders party thereto from time to time (the “ABL Lenders,” such agreement, the “ABL Agreement,” and such facility, the “ABL Facility”). Any and all claims and obligations arising under or in connection with the ABL Agreement and related loan documents are defined herein as the “ABL Claims.” As of the date hereof, the ABL Facility had an aggregate outstanding principal amount of $48,477,076 in the form of letters of credit (the “Aggregate Outstanding ABL Amount”), plus any accrued but unpaid interest, fees, costs, expenses, and other amounts payable thereunder in accordance with the terms of the ABL Agreement;

WHEREAS, reference is made to (a) that certain Indenture, dated as of December 6, 2011 (as amended, restated, modified, supplemented or replaced from time to time, the “2021 Indenture”), by and among SESI, as issuer, each of the guarantors party thereto from time to time, The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, together with any successor trustee thereto, the “2021 Notes Trustee”), and the noteholders party thereto from time to time (the “2021 Noteholders”), governing the issuance of the 7.125% Senior Notes due 2021 (the “2021 Notes”), and (b) that certain Indenture, dated as of August 17, 2017 (as amended, restated, modified, supplemented or replaced from time to time, the “2024 Indenture” and, together with the 2021 Indenture, the “Indentures”), by and among SESI, as issuer, each of the guarantors party thereto from time to time, The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, together with any successor trustee thereto, the “2024 Notes Trustee”, and, together with the 2021 Notes Trustee, the “Notes Trustee”), and the noteholders party thereto from time to time (the “2024 Noteholders” and, together with the 2021 Noteholders, the “Noteholders”) governing the issuance of the 7.750% Senior Notes due 2024 (the “2024 Notes”

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and, together with the 2021 Notes, the “Notes”). Any and all claims and obligations arising under or in connection with either Indenture are defined herein as the “Notes Claims.” As of the date hereof, the Notes had an aggregate outstanding principal amount of $1,300,000,000 (the “Aggregate Outstanding Notes Amount”), plus any accrued but unpaid interest, fees, costs, expenses, and other amounts payable thereunder in accordance with the terms of the Indentures;

WHEREAS, the Parties have engaged in good faith, arm’s length negotiations regarding the terms of this Agreement and the principal terms of a restructuring that is contemplated to be consummated through a chapter 11 plan of reorganization, pursuant to which the Company will seek to restructure its debt obligations and capital structure and to recapitalize the Company in accordance with the terms and conditions set forth in a plan of reorganization conforming in all material respects to the plan of reorganization attached hereto as Exhibit A (as the same may be amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof, the “Plan”) and incorporated herein by reference.1 The restructuring contemplated by the Plan is referred to in this Agreement as the “Transaction.”

WHEREAS, in furtherance of such Transaction, the Parties entered into the Existing RSA, which was amended pursuant to the First Amendment and Second Amendment thereto;

WHEREAS, Section 13 hereof permits certain modifications and amendments to the Agreement by written agreement executed by the Company Parties and the Required Consenting Noteholders;

WHEREAS, pursuant to Section 13 hereof, the Company Parties and the Noteholders party hereto, constituting the Required Consenting Noteholders, desire to further amend the Agreement to, among other things, reflect revised Transaction terms;

WHEREAS, the Company Parties and the Noteholders party hereto, constituting the Required Consenting Noteholders, desire to restate the Agreement for the convenience of the Parties to incorporate all changes to this Agreement effectuated through the First Amendment, Second Amendment and this A&R RSA; and

WHEREAS, the Consenting Noteholders party to the Original RSA shall remain and be bound by this Agreement in all respects.

[1]	Capitalized terms used but not otherwise defined herein have the meaning given them in the Plan.

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AGREEMENT

NOW, THEREFORE, in consideration of the promises, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by this Agreement, agree as follows:

1.	The Transaction

Subject to the terms and conditions of this Agreement and the exhibits attached hereto, the Parties agree as follows during the RSA Time Period (as defined below):

a. Generally. Each of the Parties will use commercially reasonable efforts to cause to occur and cooperate in the prompt consummation of the Transaction on terms and conditions consistent in all material respects with the Plan and this Agreement. Each of the Parties shall also cooperate with each other in good faith and shall use commercially reasonable efforts to coordinate their activities in connection with all matters concerning the pursuit, implementation, and consummation of the Transaction. The agreements, representations, warranties, covenants, and obligations of each Consenting Noteholder under or in connection with this Agreement are several and not joint in all respects, even if such agreement, representation, warranty, covenant or obligation is phrased as if given or owed by the Consenting Noteholders collectively. The agreements, covenants, and obligations of each Party under this Agreement are conditioned upon and subject to the terms and conditions of the Transaction and the Definitive Documents (as defined below) being consistent in all material respects with the Plan.

b. Form of Transaction. The Transaction shall be effectuated through prepackaged jointly administered voluntary cases to be commenced by the Company (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) that shall contemplate a chapter 11 plan of reorganization that is consistent in all material respects with the terms and conditions of the Plan.

2.	Agreement Effective Date

The Agreement, as presently amended, shall become effective and binding on the Parties upon execution by (a) the Company Parties and (b) the Required Consenting Noteholders. As used herein, the term “RSA Time Period” means the time period commencing on the Agreement Effective Date or, with respect to a Consenting Noteholder that became, or becomes, a Consenting Noteholder by executing a Joinder (as defined below) to this Agreement after the Agreement Effective Date, the date of such Joinder or execution, and ending on the Agreement Termination Date (as defined below).

3.	All Parties: Implementation of the Transaction

a. Subject to the terms and conditions of this Agreement and the exhibits attached hereto, each Party hereby covenants and agrees as follows during the RSA Time Period:

(1) to negotiate in good faith the definitive documents implementing, achieving or relating to the Transaction or described in or contemplated by this Agreement or the Plan (collectively, such definitive documents, the “Definitive Documents”),

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including, but not limited to, the Plan (and all exhibits, ballots, solicitation procedures and other documents and instruments related thereto, including any plan supplement documents), the disclosure statement used to solicit votes on the Plan (the “Disclosure Statement”), the motion seeking approval of the Disclosure Statement, the order approving the Disclosure Statement, the Plan solicitation procedures and the solicitation of the Plan, the order of the Bankruptcy Court confirming such Plan (the “Plan Confirmation Order”), the documents and agreements for the governance of the Reorganized Company,2 including any shareholders’ agreements and certificates of incorporation (the “New Organizational Documents”), any management incentive plan and related documents or agreements, a DIP financing credit agreement and related documentation, any motion seeking approval of any DIP financing or use of cash collateral, any and all documentation required to implement, issue, and distribute the new equity of the Reorganized Company, any and all documentation related to the ABL Agreement and the ABL Facility, any and all documentation related to any Delayed-Draw Term Loan Facility, any and all documentation related to the Equity Rights Offering, and any motion seeking approval thereof, any bar date motion or similar motion and related proposed order seeking to establish dates or deadlines for the filing of proofs of claim, any “first day” pleadings and all orders sought pursuant thereto to be filed by the Company in connection with the Chapter 11 Cases, and any material (with materiality determined in the reasonable discretion of the advisors to that certain ad hoc group of Consenting Noteholders represented by Davis Polk & Wardwell LLP (the “Ad Hoc Group”) in consultation with the Company’s advisors) chapter 11 motions, orders and related documents, including, but not limited to, exit financing documents, cash collateral orders and related budgets, and all related agreements, documents, exhibits, annexes and schedules thereto;

(2) to promptly execute and deliver (to the extent they are a party thereto), and otherwise support the prompt consummation of the transactions contemplated by, the Definitive Documents; and

(3) not object to, delay, impede, commence any proceeding, or take any other action to interfere, directly or indirectly, in any material respect with the prompt consummation of the Transaction (or instruct, direct, encourage or support any person or entity to do any of the foregoing).

b. The Definitive Documents that are not executed or in a form attached to this Agreement as of the Agreement Effective Date (or the date of any amendment hereto) remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Transaction shall contain terms, conditions, representations, warranties, and covenants not inconsistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. The terms and conditions of the Definitive Documents shall be consistent in all material respects with the Plan and at all times reasonably acceptable to the Company and, as of the date of determination, at least three unaffiliated Consenting Noteholders who executed this Agreement on the Agreement Effective Date holding at least 66.6% of the aggregate principal amount of Notes held by all Consenting Noteholders who executed this Agreement on the Agreement Effective Date (the “Required Consenting Noteholders”).

[2]

The term “Reorganized Company” means the Company from and after the effective date of the Plan, as reorganized under and pursuant to the Plan, including any successor thereto (to the extent applicable), by merger, consolidation, transfer of all or substantially all its assets or otherwise.

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c. In the case of Definitive Documents that the Company intends to file with the Bankruptcy Court, the Company acknowledges and agrees that they will provide advance draft copies of such Definitive Documents to the counsel to the Ad Hoc Group at least three (3) business days prior to the date when the Company intends to file such Definitive Documents; provided, that if three (3) business days in advance is not reasonably practicable, such Definitive Document shall be delivered as soon as reasonably practicable prior to filing, but in no event later than one (1) business day in advance of any filing thereof unless exigent circumstances require otherwise.

4.	Milestones

a. The Company shall, during the RSA Time Period, fully comply with the following milestones (the “Milestones”) unless extended or waived in writing by the Required Consenting Noteholders:

(1) no later than December 6, 2020, the Company shall commence solicitation of votes on the Plan;

(2) no later than December 7, 2020, the Company shall have commenced the Chapter 11 Cases (the “Petition Date”);

(3) no later than December 7, 2020, the Company shall have filed the Plan, the Disclosure Statement and a motion seeking to schedule a combined hearing on the Plan and Disclosure Statement (the “Combined Hearing Motion”);

(4) no later than December 11, 2020, the Bankruptcy Court shall have entered an order granting the relief requested in the Combined Hearing Motion;

(5) no later than January 25, 2021, the Bankruptcy Court shall have entered the Plan Confirmation Order and an order approving the Disclosure Statement (which order may be the Plan Confirmation Order); and

(6) no later than February 1, 2021, the effective date of the Plan (the “Plan Effective Date”) shall have occurred.

5.	Support of the Transaction

a. Consenting Noteholders Support. Subject to the terms and conditions of this Agreement and the exhibits attached hereto, each Consenting Noteholder severally, and not jointly, agrees that, during the RSA Time Period, it will:

(i) upon reasonable request, give any notice, order, instruction, or direction to the applicable Notes Trustee necessary to give effect to the Transaction;

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(ii) prior to the Petition Date, not accelerate the Notes Claims, not commence an involuntary bankruptcy case against the Company, and not take any enforcement action or otherwise exercise any remedy against the Company;

(iii) not object to, or otherwise commence any proceeding to oppose (and not instruct or direct the Notes Trustee, as applicable, to object to, or otherwise commence any proceeding to oppose) the Transaction, the confirmation or consummation of the Plan, or approval of the Disclosure Statement;

(iv) not take any action (and not instruct or direct the Notes Trustee, as applicable, to take any action), including, without limitation, initiating or joining in any legal proceeding or filing any pleading, that is inconsistent with its obligations under this Agreement;

(v) provided that such Consenting Noteholder has been solicited in accordance with Sections 1125 and 1126 of the Bankruptcy Code, if applicable, and other applicable law, vote all claims (as defined in Section 101(5) of the Bankruptcy Code) beneficially owned by such Consenting Noteholder, or for which it is the nominee, investment manager, or advisor for beneficial holders thereof, in favor of the Transaction (and to accept the Plan) and in favor of the releases, indemnity and exculpation provided under the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed ballot in connection therewith no later than the applicable deadline set forth in the Disclosure Statement;

(vi) other than in connection with or in furtherance of the Transaction, not actively seek, solicit, or support any Alternative Transaction (as defined below);

(vii) not change, withdraw or revoke (or seek to change, withdraw or revoke) any vote to accept the Plan;

(viii) not “opt out” of or object to any releases, indemnity or exculpation provided under the Plan (and to the extent required by such ballot, affirmatively “opt in” to such releases, indemnity and exculpation) and not elect the Cash Payout pursuant to the Plan; and

(ix) not support or vote in favor (or instruct or direct the Notes Trustee, as applicable, to support or vote in favor) of any plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in the Chapter 11 Cases other than the Plan.

Notwithstanding the foregoing, nothing herein shall require any Consenting Noteholder to incur any expenses, liabilities, or other obligations, or to agree to any commitments, undertakings, concessions, indemnities, or other arrangement that could result in expenses, liabilities, or other obligations, in each case, other than to the extent contemplated by this Agreement or the Plan.

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b. Service on Committee. Notwithstanding anything in this Agreement to the contrary, if any Consenting Noteholder is appointed to or serves on a committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed to limit its exercise of fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that service as a member of a committee shall not relieve such Consenting Noteholder of its obligations to affirmatively support, and vote to accept, the Plan, on the terms and conditions set forth herein; provided, further, that nothing in this Agreement shall be construed as requiring any Consenting Noteholder to serve on any committee in the Chapter 11 Cases.

c. Other Rights Reserved. Unless expressly limited herein, nothing contained herein shall limit the ability of a Consenting Noteholder to (i) consult with the Company or any other Party (or any of their respective professionals or advisors) or (ii) appear and be heard concerning any matter arising in the Chapter 11 Cases; provided, that such consultation or appearance is not inconsistent with such Party’s covenants and obligations under this Agreement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall (i) prevent any Consenting Noteholder from enforcing this Agreement or contesting whether any matter, fact or thing is a breach of, or is inconsistent with this Agreement, (ii) subject to its agreements and covenants contained in Section 5 above, be construed to limit any Consenting Noteholder’s rights under the applicable Indenture(s), (iii) impair or waive the rights of any Consenting Noteholder to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court, (iv) prevent any Consenting Noteholder from taking any action that is required by applicable law, or (v) require any Consenting Noteholder to take any action that is prohibited by applicable law or to waive or forego the benefit of any applicable legal privilege (provided, however, that if any Consenting Noteholder proposes to take any action that is otherwise inconsistent with this Agreement in order to comply with applicable law, such Consenting Noteholder shall provide at least three (3) business days’ advance notice to the Company to the extent the provision of notice is practicable under the circumstances).

6.	Company’s Obligations to Support the Transaction

a. Subject to the terms and conditions of this Agreement and the exhibits attached hereto, the Company shall, subject to its applicable fiduciary duties and during the RSA Time Period:

(i) support the Transaction within the timeframes outlined herein and in the Definitive Documents, as applicable, and on terms and conditions consistent in all respects with this Agreement and the Plan;

(ii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address such impediment;

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(iii) obtain any and all required regulatory and/or third-party approvals for the Transaction as expeditiously as practicable (if any, and to the extent such approvals are not overridden by the Bankruptcy Code);

(iv) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Transaction as contemplated by this Agreement;

(v) actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Transaction (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Transaction;

(vi) comply with each Milestone set forth in this Agreement;

(vii) not later than 24 hours after receipt, provide copies of any term sheets, offers, letters, or other proposals received by the Company or its advisors, whether solicited or unsolicited, for, in connection with, or related to any commitment to provide ABL financing, cash flow revolver, or other revolving credit or similar working capital financing to the Reorganized Company (the “ABL Financing Commitment”), and provide, upon reasonable request from advisors to the Ad Hoc Group, detailed updates regarding the status of the Company’s process for obtaining an ABL Financing Commitment;

(viii) not later than 6:00 p.m. (prevailing New York City time) on each Wednesday, beginning with the week ended October 9th, provide a 13-Week Forecast covering the 13-week period beginning on such calendar week, together with a variance report (a “Variance Report”) in form and level of detail reasonably satisfactory to the Required Consenting Noteholders and their advisors reconciling the applicable 13-Week Forecast to the actual sources and uses of cash for the rolling four-week period (or, if a four-week period has not elapsed since the Agreement Effective Date, the cumulative period since the Agreement Effective Date) most recently ended on the last Friday prior to the delivery of each Variance Report (a) showing, for such periods, actual results for the following items: (i) cash receipts, (ii) operating disbursements, (iii) payroll, (iv) capital expenditures, (v) operating cash flow, (vi) non-operating disbursements and (vii) net cash flow; (b) noting a line-by-line reconciliation of variances from values set forth for such periods in the relevant 13-Week Forecast; and (c) providing an explanation for all material variances;

(ix) at its own expense, facilitate and hold calls between the Consenting Noteholders, their advisors, and members of the Company’s executive management team and/or their advisors not less than on a bi-weekly basis;

(x) not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Transaction;

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(xi) not file or otherwise pursue a chapter 11 plan or any other Definitive Document that is inconsistent with the terms of this Agreement and the Plan;

(xii) except as contemplated by this Agreement or any Definitive Documents, not (a) operate its business outside the ordinary course, taking into account the Transaction, without the consent of the Consenting Noteholders or (b) transfer any material asset or right of the Company or any material asset or right used in the business of the Company to any person or entity outside the ordinary course of business;

(xiii) maintain the good standing and legal existence of each Company entity under the Laws of the state in which it is incorporated, organized or formed;

(xiv) not grant or agree to grant any additional or any increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance or other compensation or benefits (including in the form of any vested or unvested equity interests of any other kind or nature) of any director, manager, officer or employee of, or any consultant or advisor that is retained or engaged by the Company except in the ordinary course of business, or grant or agree to grant, pursuant to a key employee retention or incentive plan or other similar agreement, any additional or any increase in the wages, salary, bonus or other compensation;

(xv) not enter into, adopt or establish any new compensation or benefit plans or arrangements (including employment agreements and any retention, success or other bonus plans), or amend or terminate any existing compensation or benefit plans or arrangements (including employment agreements);

(xvi) not make or change any tax election (including, with respect to any Company entity that is treated as a partnership or disregarded entity for U.S. federal income tax purposes, an election to be treated as a corporation for U.S. federal income tax purposes), file any amended U.S. federal or state or local income tax return, enter into any closing agreement with respect to material taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, change any accounting methods, practices or periods for tax purposes, make or request any tax ruling, enter into any tax sharing or similar agreement or arrangement, or settle any tax material claim or assessment, or take or fail to take any action outside the ordinary course of business (except as contemplated by this Agreement or any Definitive Documents) if such action or failure to act would cause a change to the tax status of the Company or be expected to cause, individually or in the aggregate, a material adverse tax consequence to the Company, in each case, unless the Company has received the consent of the Required Consenting Noteholders;

(xvii) not allow or permit any of their respective material permits to lapse, expire, terminate or be revoked, suspended or modified, or to suffer any material fine, penalty or other sanctions related to any of their respective permits;

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(xviii) other than in the ordinary course of business, not (A) enter into any contract which, if existing as of the date of this Agreement, would constitute a material contract had it been entered into prior to the date of this Agreement, or (B) amend, supplement, modify or terminate any material contract;

(xix) not engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, incurrence of indebtedness or other similar transaction in each case outside of the ordinary course of business, other than the transactions contemplated herein and on the terms hereof;

(xx) not enter into, amend, or terminate any engagement letter or retention agreement with any professional, advisor, attorney, agent, banker, or other retained professional, without the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld, conditioned or delayed;

(xxi) not pay any discretionary fee payable under that certain engagement letter between Ducera Partners LLC and Johnson Rice & Company L.L.C. and Latham & Watkins LLP, dated as of May 21, 2020, without the consent of the Required Consenting Noteholders;

(xxii) (i) on the date hereof, pay all reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, Evercore Group L.L.C., Porter Hedges LLP, and any other advisors retained by the Ad Hoc Group (collectively, the “Restructuring Expenses”), accrued but unpaid as of such date (to the extent invoiced), and fund or replenish, as the case may be, any retainers reasonably requested by any of the foregoing professionals as of such date; (ii) after the Agreement Effective Date, pay all accrued but unpaid Restructuring Expenses on a regular and continuing basis (to the extent invoiced); and (iii) on the Plan Effective Date, so long as this Agreement has not been terminated as to all Parties, pay all accrued and unpaid Restructuring Expenses incurred up to (and including) the Plan Effective Date (to the extent invoiced), without any requirement for Bankruptcy Court review or further Bankruptcy Court order;

(xxiii) as soon as reasonably practicable, notify counsel to the Ad Hoc Group of any governmental or third party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) that would prevent, hinder, or delay the consummation of the transactions contemplated in this Agreement or the Plan by furnishing written notice to counsel to the Ad Hoc Group within two (2) business days of actual knowledge of such event;

(xxiv) as soon as reasonably practicable, notify counsel to the Ad Hoc Group of any material breach by the Company in respect of any of the obligations, representations, warranties, or covenants set forth in this Agreement by furnishing written notice to counsel to the Ad Hoc Group within three (3) business days of actual knowledge of such breach;

(xxv) other than in connection with or in furtherance of the Transaction, not actively seek, solicit, or support any (i) competing plan of reorganization

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or other financial and/or corporate restructuring of the Company, (ii) issuance, sale or other disposition of any equity or debt interests, or any material assets, of the Company, or (iii) merger, consolidation, business combination, liquidation, recapitalization, refinancing or similar transaction involving the Company (each, an “Alternative Transaction”), and if the Company receives an unsolicited bona fide proposal or expression of interest in undertaking an Alternative Transaction that the boards of directors, members, or managers (as applicable) of the Company, determine in their good-faith judgment provides a higher or better economic recovery to the Company’s creditors than that set forth in this Agreement and such Alternative Transaction is from a proponent that the boards of directors, members, or managers (as applicable) of the Company have reasonably determined is capable of timely consummating such Alternative Transaction, the Company will, within 24 hours of the receipt of such proposal or expression of interest, notify counsel to the Ad Hoc Group of the receipt thereof, with such notice to include the material terms thereof, including the identity of the person or group of persons involved; provided that such information remains confidential and is treated on a “professional’s eyes only” basis in accordance with the confidentiality agreement between the Company and counsel to the Ad Hoc Group; and

(xxvi) in the event that the SPN Filing Entities enter into any DIP financing agreement, deliver to the legal and financial advisors to the Ad Hoc Group any notices, reports, or other deliverables required to be delivered to the agent or lenders under such DIP financing agreement at the time such notices, reports, or other deliverables are required to be delivered under such DIP financing agreement.

b. Other Rights Reserved. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall (i) prevent the Company from enforcing this Agreement or contesting whether any matter, fact or thing is a breach of, or is inconsistent with this Agreement; (ii) prevent the Company from taking any action that is required by applicable law or to waive or forego the benefit of any applicable legal privilege; or (iii) require the Company or the board of directors, board of managers, or similar governing body of the Company, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Transaction, including terminating this Agreement pursuant to Section 7 below, to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and this Section 6(b) shall not impede any Party’s right to terminate this Agreement pursuant to Section 7 below.

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7.	Termination

a. All Parties. This Agreement shall immediately and automatically terminate as to all Parties upon the earliest to occur of any of the following, without any requirement to provide notice to any other Party (the date of such termination, the “Agreement Termination Date”):

(i) the Plan Effective Date;

(ii) the date that is one hundred eighty (180) days after the Agreement Effective Date (the “Outside Date”), as such date may be further extended in writing from time to time by the Company and each Consenting Noteholder, if the Plan Effective Date has not occurred;

(iii) the termination of this Agreement by the Company or the Required Consenting Noteholders; or

(iv) the Company and the Required Consenting Noteholders mutually agree to such termination in writing.

b. The Company. The Company may terminate this Agreement by written notice to the other Parties upon the occurrence of any of the following events:

(i) upon a material breach by any Consenting Noteholder of its obligations, representations, warranties, undertakings, commitments or covenants hereunder (a “Defaulting Creditor”), which breach is not cured within five (5) business days after the giving of written notice by the Company to all other Parties of a description of such breach; provided, however, the Company may not terminate this Agreement if the Consenting Noteholders that would remain party to this Agreement after excluding such Defaulting Creditor still constitute Noteholders holding at least 66 2/3% of the then outstanding aggregate principal amount of the Notes (the “Super-Majority Noteholders”);

(ii) if the board of directors, members, or managers, as applicable, of the Company reasonably determines, in good faith and based upon advice of outside legal counsel, that proceeding with the Transaction would be inconsistent with the exercise of its applicable fiduciary duties;

(iii) if the Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases; or

(iv) if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of the Transaction or declares this Agreement or any material provision contained herein to be unenforceable.

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c. Consenting Noteholders. The Required Consenting Noteholders may terminate this Agreement by written notice to the other Parties upon the occurrence of any of the following events:

(i) upon a material breach by the Company of its obligations, representations, warranties, undertakings, commitments or covenants hereunder, which breach is not cured within five (5) business days after the giving of written notice by the Required Consenting Noteholders to all other Parties of a description of such breach;

(ii) the occurrence of an event set forth in Section 7(b) hereof (other than Section 7(b)(i));

(iii) the failure of the Company to comply with any Milestone;

(iv) the exercise of any rights or remedies against any material assets or property of the Company as a result of the occurrence of a default or event of default under the ABL Agreement;

(v) the occurrence of an event of default under any DIP financing credit agreement or the termination of the SPN Filing Entities’ consensual use of any cash collateral;

(vi) the occurrence of any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of the Company, taken as a whole, or the ability of the Company taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in no case shall any Event arising from, as a result of, or in connection with (a) the public announcement of this Agreement, the Chapter 11 Plan, or any other Definitive Document, (b) the pursuit or public announcement of the Transaction, (c) the commencement or prosecution of the Chapter 11 Cases, or (d) the pursuit of confirmation or consummation of the Chapter 11 Plan, be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect for purposes of this Agreement;

(vii) if the Company (a) withdraws the Plan, (b) publicly announces their intention not to support the Transaction, or (c) publicly announces or executes a definitive written agreement with respect to an Alternative Transaction;

(viii) if (1) the Company (a) moves to voluntarily dismiss any of the Chapter 11 Cases, (b) moves for conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (c) moves for appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in Section 1104(a)(3) and (4) of the Bankruptcy Code, or (2) a final order is entered by the Bankruptcy Court granting any of the relief described in clause (1) above;

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(ix) if the Company files a motion or application seeking an order (a) terminating exclusivity under Section 1121 of the Bankruptcy Code or (b) rejecting this Agreement;

(x) if the Company files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) in a form that is materially inconsistent with this Agreement;

(xi) if the Company files any motion or pleading with the Bankruptcy Court indicating its intention to support or pursue, or files with the Bankruptcy Court, any chapter 11 plan of reorganization (or related disclosure statement) that is inconsistent in any material respect with this Agreement;

(xii) if the Bankruptcy Court grants relief that is not consistent in any material respect with this Agreement or the Transaction;

(xiii) if the Company files any motion or other pleading with the Bankruptcy Court to approve or otherwise pursue an Alternative Transaction;

(xiv) if the Company enters into an Alternative Transaction or shall have publicly announced its intention to support or pursue, or entered into any agreement to support or pursue, an Alternative Transaction;

(xv) if any of the following shall have occurred: (a) the Company or any affiliate of the Company shall have filed any motion, application, adversary proceeding or cause of action (1) challenging the validity, enforceability, or seek avoidance or subordination of the Notes Claims or (2) otherwise seeking to impose liability upon the Consenting Noteholders, or (b) the Company or any affiliate of the Company shall have supported any application, adversary proceeding or cause of action referred to in the immediately preceding clause (a) filed by another person;

(xvi) if the Bankruptcy Court grants relief terminating, annulling or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $1 million; or

(xvii) if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of the Transaction or declares this Agreement or any material provision contained herein to be unenforceable.

For the avoidance of doubt, any right to terminate this Agreement as to the Consenting Noteholders may be exercised only by the Required Consenting Noteholders on behalf of all Consenting Noteholders, and may not be exercised by one or more individual Consenting Noteholders not constituting the Required Consenting Noteholders.

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d. Effect of Termination. If this Agreement is terminated pursuant to this Section 7, any and all further commitments, undertakings, agreements, obligations, and covenants of the applicable Parties as to whom this Agreement is terminated hereunder shall be terminated without further liability (except for such agreements, obligations, and covenants that expressly survive such termination), and each Party as to whom this Agreement is terminated shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Notes Claims or causes of action. Further, if this Agreement is terminated prior to the Plan Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transaction and this Agreement or otherwise. The Company acknowledges and agrees, and shall not dispute, that during the Chapter 11 Cases (i) the giving of notice of termination, or the exercise of the right to terminate this Agreement, by the Required Consenting Noteholders pursuant to this Agreement shall not be a violation of the automatic stay of Section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice or the exercise of such right to terminate this Agreement). Notwithstanding anything to the contrary in this Agreement, (i) no termination of this Agreement shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; (ii) the right to terminate this Agreement under this Section 7 shall not be available to any Party whose failure to fulfill any of its material obligations under this Agreement has been the cause of, or resulted in, the occurrence of the proposed termination event; and (iii) nothing in this Agreement shall be construed as prohibiting the Parties from contesting whether any such termination is in accordance with the terms or to seek enforcement of any rights under this Agreement that arose or existed before the date of such termination. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict any right of the Parties to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party.

8.	Representations of the Company

The Company hereby jointly and severally represents and warrants to the other Parties that the following statements are true and correct in all material respects as of the date hereof:

a. Power and Authority. It has all requisite corporate, partnership, limited liability company or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under this Agreement, including the corporate or other organizational power or authority to cause the Company to comply with this Agreement and implement the Transaction.

b. Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action on its part.

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c. No Conflicts. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificates of incorporation, or bylaws, or organizational documents or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its organizational documents.

d. Governmental Consents. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission or in connection with the Transaction or the Chapter 11 Cases.

e. Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

f. No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

g. Representation. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

9.	Representations of the Consenting Noteholders

Each of the Consenting Noteholders severally, but not jointly, represents and warrants to the other Parties that the following statements are true and correct in all material respects as of the Agreement Effective Date with respect to itself only:

a. Holdings by Consenting Noteholders. It either (i) is the sole legal and beneficial owner of the principal amount of Notes set forth on its respective signature page hereto (for each such Consenting Noteholder, the “Consenting Noteholder Claims”), in each case free and clear of all claims, liens, or encumbrances or (ii) has full investment or voting discretion with respect to such Consenting Noteholder Claims over which it holds investment discretion and has the power and authority to bind the beneficial owner(s) of such Consenting Noteholder Claims to the terms of this Agreement. In addition, it has full and sole power and authority to vote on and consent to matters concerning such Consenting Noteholder Claims with respect to the Transaction.

b. Prior Transfers. It has made no prior assignment, sale, grant, pledge, conveyance, or other transfer of, and has not entered into any agreement to assign, sell, grant, pledge, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in its Consenting Noteholder Claims or its voting rights with respect thereto.

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c. Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

d. Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

e. No Conflicts. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

f. Governmental Consents. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission, and (ii) such filings as may be necessary or required in connection with the Chapter 11 Cases.

g. Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

h. No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

i. Representation. It has been represented, or is part of the Ad Hoc group which is represented, by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

j. Accredited Investor. It is (i) a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities of the Company (including any securities that may be issued in connection with the Transaction), making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, (ii) an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933 (as amended) and (iii) acquiring any securities that may be issued in connection with the Transaction for its own account and not with a view to the distribution thereof. Each Consenting Noteholder hereby further confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.

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10.	Additional Claims and Interests

This Agreement shall in no way be construed to preclude a Consenting Noteholder from acquiring additional claims against or equity interests in the Company (collectively, the “Additional Claims/Interests”). However, in the event a Consenting Noteholder (or any of their respective controlled funds) shall acquire any such Additional Claims/Interests after the date hereof (or holds such Additional Claims/Interests as of the date hereof), such Additional Claims/Interests shall automatically be deemed, without further notice to or action of any Party, to be subject to the terms and conditions of this Agreement.

11.	Transfer of Claims and Existing Equity Interests

a. Each Consenting Noteholder agrees that, during the RSA Time Period, it will not, directly or indirectly, (i) sell, transfer, pledge, assign, hypothecate, grant an option on, or otherwise convey or dispose of any of its Consenting Noteholder Claims (except in connection with consummation of the Transaction), unless such transferee or other recipient is either a Party hereto or has executed and delivered to the Company and counsel to the Ad Hoc Group a joinder, substantially in the form attached hereto as Exhibit B (a “Joinder”) or (ii) grant any proxies or enter into a voting agreement with respect to any of the Consenting Noteholder Claims (collectively, a “Claim Transfer”). A Consenting Noteholder making a Claim Transfer pursuant to this Section 11 is referred to as a “Transferor” and a transferee receiving a Claim Transfer pursuant to this Section 11 is referred to as a “Transferee.” Any Claim Transfer that does not comply with the foregoing shall be deemed void ab initio and of no force or effect (other than pledges, transfers or security interests that such Consenting Noteholder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such prime broker).

b. Upon compliance with the requirements of Section 11(a) of this Agreement, (i) with respect to Consenting Noteholder Claims held by the relevant Transferee upon consummation of a Claim Transfer in accordance herewith, such Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Noteholder set forth in this Agreement as of the date of such Claim Transfer and (ii) the Transferee shall be deemed a Consenting Noteholder, and the Transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of its rights and obligations in respect of such transferred Consenting Noteholder Claims. No Consenting Noteholder shall have any liability under this Agreement arising from or related to the failure of its transferee to comply with the terms of this Agreement.

c. Notwithstanding anything to the contrary herein, (i) this Section 11 shall not preclude any Consenting Noteholder from transferring Notes Claims to affiliates of such Consenting Noteholder (each, a “Consenting Noteholder Affiliate”), which Consenting Noteholder Affiliate shall be automatically bound by this Agreement upon the transfer of such Notes Claims without the requirement that such Consenting Noteholder Affiliate execute a

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Joinder; and (ii) to the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker,3 it may transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Notes Claims that the Qualified Marketmaker acquires after the Agreement Effective Date and with the purpose and intent of acting as a Qualified Marketmaker for such Notes Claims from a holder that is not a Consenting Noteholder without the requirement that the transferee execute a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement.

d. This Section 11 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to transfer any of its Consenting Noteholder Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a confidentiality agreement, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such confidentiality agreement.

12.	Prior Negotiations

Except with respect to terms set forth on the Plan Term Sheet (as defined in the Original RSA) attached to the Original RSA as Exhibit A thereto that are both (a) not superseded by express Plan provisions and (b) otherwise not inconsistent with the Plan (including, without limitation, the terms set forth in the section of the Plan Term Sheet entitled “New Boards”), which terms, for the avoidance of doubt, shall remain binding and enforceable on all of the Parties, this Agreement and the exhibits attached hereto set forth in full the terms of agreement between the Parties and is intended as the full, complete and exclusive contract governing the relationship between the Parties with respect to the transactions contemplated herein, superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, between or among the Parties with respect thereto; provided, that any confidentiality agreement between or among the Parties shall remain in full force and effect in accordance with its terms; provided, further, that the Parties intend to enter into the Definitive Documents after the date hereof to consummate the Transaction.

13.	Amendment or Waiver

No waiver, modification, supplement or amendment of the terms of this Agreement or the exhibits attached hereto shall be valid unless such waiver, modification, supplement or amendment is in writing and has been signed by the Company and the Required Consenting Noteholders; provided, that any term or provision of this Agreement or the exhibits attached hereto that expressly requires the consent or approval of a particular Party shall require, as applicable, the written consent or approval of such Party to waive, amend or modify such term or provision. No waiver of any of the provisions of this Agreement or the exhibits attached hereto shall be deemed or constitute a waiver of any other provision of this Agreement or the exhibits attached hereto,

[3]

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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whether or not similar, nor shall any waiver be deemed a continuing waiver. Any amendment, waiver, or modification of this Section 13 or the definitions of “Outside Date” or “Required Consenting Noteholders” shall require the written consent of all Parties. Any amendment, waiver, or modification that treats any Consenting Noteholder in a manner that is disproportionally adverse, on an economic or non-economic basis, to the treatment of their Notes Claims relative to other Consenting Noteholders shall also require the written consent of such Consenting Noteholder. In determining whether any consent or approval has been given or obtained by the Required Consenting Noteholders, each then existing Defaulting Creditor and its respective Consenting Noteholder Claims shall be excluded from such determination. Any amendment or modification of this Agreement that requires any Consenting Noteholder to incur any expenses, liabilities or other obligations, or to agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations, in each case, except as set forth herein as of the time of such Consenting Noteholder’s execution of this Agreement, shall require the consent of each such impacted Consenting Noteholder in order for such waiver, modification, amendment or supplement.

14.	RSA Premium

In consideration for entry into the Agreement, each Consenting Noteholder was paid a premium (the “RSA Premium”) payable in cash equal to the accrued interest outstanding as of the Agreement Effective Date under the Notes held by each Consenting Noteholder. The RSA Premium was (i) fully earned by each Consenting Noteholder upon execution of the Existing RSA or a Joinder by such Consenting Noteholder on or before the date (the “RSA Premium Outside Date”) that was the later of (1) five (5) business days after the Agreement Effective Date or (2) such other date as agreed to in writing between the Company and the Required Consenting Noteholders and (ii) paid by the Company on the date on which the applicable Consenting Noteholder executed the Agreement or a Joinder, but in no event later than the RSA Premium Outside Date. For the avoidance of doubt, any RSA Premium shall not reduce the amount of any Notes Claims (including, without limitation, any Notes Claims on account of accrued and unpaid interest), but rather shall be in addition to any such Notes Claims. In the event that a Consenting Noteholder acquired additional Notes Claims from a party that was not a Consenting Noteholder or otherwise bound to comply with the terms of this Agreement prior to the RSA Premium Outside Date, such Consenting Noteholder was entitled to receive the RSA Premium with respect to such additional Notes Claims.

15.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXHIBITS ATTACHED HERETO.

16.	Governing Law and Consent to Jurisdiction and Venue

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this

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Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or the exhibits attached hereto or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the United States District Court for the Southern District of New York and only to the extent such court lacks jurisdiction, in the New York State Supreme Court sitting in the Borough of Manhattan, and by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction and venue, upon any commencement of the Chapter 11 Cases and until the Plan Effective Date, each of the Parties agrees that the Bankruptcy Court shall have jurisdiction over all matters arising out of or in connection with this Agreement or the exhibits attached hereto.

17.	Specific Performance

It is understood and agreed by the Parties that, without limiting any rights or remedies available under applicable law or in equity, money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

18.	Reservation of Rights; Settlement Discussions

Except as expressly provided in this Agreement or the exhibits attached hereto, nothing herein is intended to, or does, in any manner, waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies and interests. Notwithstanding anything to the contrary contained in this Agreement or the exhibits attached hereto, nothing in this Agreement or the exhibits attached hereto shall be, or shall be deemed to be or constitute: (i) a release, waiver, novation, cancellation, termination or discharge of the Consenting Noteholders’ Notes Claims; or (ii) an amendment, modification or waiver of any term or provision of the Notes or the Indentures, which are hereby reserved and reaffirmed in full. If the Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their respective rights and remedies thereunder and applicable law.

This Agreement and the Transaction are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and the exhibits attached hereto and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or the exhibits attached hereto (as applicable).

19.	Headings; Recitals

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement. The recitals to this Agreement are true and correct and incorporated by reference into this Section 19.

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20.	Notice

Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by email, or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next business day if transmitted by national overnight courier, addressed in each case as follows:

If to the Company:

Superior Energy Services, Inc.

1001 Louisiana Street

Suite 2900

Houston, TX 77002

Attn: David Dunlap

Telephone (713) 654-2200

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attn:	Keith A. Simon

George Klidonas

Hugh Murtagh

Telephone: 212.906.1200

Fax: 212.751.4864

Email: keith.simon@lw.com

george.klidonas@lw.com

hugh.murtagh@lw.com

If to any Consenting Noteholder:

To the address (if any) specified on the signature page of this Agreement for the applicable Consenting Noteholder with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn:	Damian S. Schaible

Adam L. Shpeen

Email: damian.schaible@davispolk.com

adam.shpeen@davispolk.com

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21.	Successors and Assigns

Subject to Section 11, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives, as applicable.

22.	No Third-Party Beneficiaries

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof or shall otherwise be entitled to enforce any provision hereof.

23.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Any Party hereto may execute and deliver a counterpart of this Agreement by delivery by facsimile transmission or electronic mail of a signature page of this Agreement signed by such Party, and any such facsimile or electronic mail signature shall be treated in all respects as having the same effect as having an original signature. The Company shall redact the Consenting Noteholders’ individual fund names as listed on their respective signature page in any publicly filed version of this Agreement.

24.	[Reserved]

25.	Acknowledgement; Not a Solicitation

This Agreement does not constitute, and shall not be deemed to constitute (i) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934 (or any other federal or state law or regulation), or (ii) a solicitation of votes on the Plan for purposes of the Bankruptcy Code. The vote of each Consenting Noteholder to accept or reject the Plan shall not be solicited except in accordance with applicable law.

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26.	Public Announcement and Filings

The Company shall submit drafts to counsel to the Ad Hoc Group of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least one (1) business day prior to making any such disclosure, and shall afford such counsel a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, no Party or its advisors shall (a) use the name of any Consenting Noteholder in any public manner (including in any press release) with respect to this Agreement, or (b) disclose to any Person, other than advisors to the Company, the principal amount or percentage of any Notes Claims held by any Consenting Noteholder without such Consenting Noteholder’s prior written consent; provided, however, that the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Notes Claims held by all Consenting Noteholders. Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, no Party shall, nor shall it permit any of its respective affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby or by the Plan without the prior written consent of the Company and the Required Consenting Noteholders (in each case such consent not to be unreasonably withheld); provided, however, for the avoidance of doubt, any public announcement required to be made by a Consenting Noteholder or its affiliates in its capacity as an ABL Lender or another type of Company creditor or that contains only publicly-available information regarding this Agreement, the Plan or the Transaction shall not constitute a violation of this Section 26.

27.	Relationship Among Parties

It is understood and agreed that no Party has any duty of trust or confidence in any form with any other Party, and there are no commitments among or between them, in each case arising solely from or in connection with this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. Nothing contained in this Agreement, and no action taken by any Consenting Noteholder hereto is intended to constitute the Consenting Noteholders as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that any Consenting Noteholder is in any way acting in concert or as a member of a “group” with any other Consenting Noteholder within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

28.	No Strict Construction

Each Party acknowledges that it has received adequate information to enter into this Agreement, and that this Agreement and the exhibits attached hereto have been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement or the exhibits attached hereto nor any alleged ambiguity herein or therein shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or the exhibits attached hereto, or based on any other rule of strict construction.

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29.	Remedies Cumulative; No Waiver

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

30.	Severability

If any portion of this Agreement or the exhibits attached hereto shall be held by a court of competent jurisdiction to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement and the exhibits attached hereto (as applicable) so far as they may practicably be performed shall remain in full force and effect and binding on the Parties hereto, provided that, this provision shall not operate to waive any condition precedent to any event set forth herein.

31.	Time

If any time period or other deadline provided in this Agreement expires on a day that is not a business day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding business day.

32.	Additional Parties

Without in any way limiting the provisions hereof, additional Noteholders may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional Noteholders shall become a Party to this Agreement as a Consenting Noteholder in accordance with the terms of this Agreement.

33.	Rules of Interpretation

For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) all references herein to “Articles”, “Sections”, and “Exhibits” are references to Articles, Sections, and Exhibits of this Agreement; and (c) the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

34.	Plan

The Plan is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Plan sets forth the material terms and conditions of the Transaction; provided, however, the Plan is supplemented by the other terms and conditions of this Agreement and, with respect to terms set forth on the Plan Term Sheet that are both (a) not superseded by express Plan provisions and (b) otherwise not inconsistent with the Plan (including, without limitation, the terms set forth in the section of the Plan Term Sheet entitled “New Boards”), the Plan Term Sheet. In the event of any conflict or inconsistency between the Plan and any other provision of this Agreement, the Plan will govern and control to the extent of such conflict or inconsistency.

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35.	Email Consents

Where a written consent, acceptance, approval, extension, or waiver is required pursuant to or contemplated under this Agreement, such written consent, acceptance, approval, extension, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, extension, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized signatories, solely in their respective capacity as such and not in any other capacity, as of the date first set forth above.

DEBTOR PARENT:	SUPERIOR ENERGY SERVICES, INC.

	By:	/s/ David D. Dunlap
	Name:	David D. Dunlap
	Title:	President and Chief Executive Officer

DEBTOR SUBSIDIARIES:

1105 PETERS ROAD, L.L.C.

ADVANCED OILWELL SERVICES, INC.

COMPLETE ENERGY SERVICES, INC.

CONNECTION TECHNOLOGY, L.L.C.

CSI TECHNOLOGIES, L.L.C.

GUARD DRILLING MUD DISPOSAL, INC.

H.B. RENTALS, L.C.

INTERNATIONAL SNUBBING SERVICES, L.L.C.

PUMPCO ENERGY SERVICES, INC.

SEMO, L.L.C.

SEMSE, L.L.C.

SERVICIOS HOLDING I, INC.

SES INTERNATIONAL HOLDINGS GP, LLC

SES TRINIDAD, L.L.C.

SESI, L.L.C.

SESI CORPORATE, LLC

SESI GLOBAL, LLC

SPN WELL SERVICES, INC.

STABIL DRILL SPECIALTIES, L.L.C.

SUPERIOR ENERGY SERVICES, L.L.C.

SUPERIOR ENERGY SERVICES COLOMBIA, LLC

SUPERIOR ENERGY SERVICES GP, LLC

SUPERIOR ENERGY SERVICES-NORTH AMERICA SERVICES, INC.

SUPERIOR INSPECTION SERVICES, L.L.C.

SUPERIOR HOLDING, INC.

WARRIOR ENERGY SERVICES CORPORATION

WILD WELL CONTROL, INC.

WORKSTRINGS INTERNATIONAL, L.L.C.

	By:	/s/ David D. Dunlap
	Name:	David D. Dunlap
	Title:	President and Chief Executive Officer

Signature Page to Amended and Restated Restructuring Support Agreement for Superior Energy Services

[Consenting Noteholder Signature Pages Omitted]

Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

x
In re:	:	Chapter 11
:
SUPERIOR ENERGY SERVICES, INC., et al.,[1]	:	Case No. 20-_______ (____)
:
Debtors.	:	(Joint Administration Requested)
:
x

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

SUPERIOR ENERGY SERVICES, INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

HUNTON ANDREWS KURTH LLP	LATHAM & WATKINS LLP

Timothy A. (“Tad”) Davidson II (No. 24012503)	George A. Davis (pro hac vice admission pending)
Ashley L. Harper (No. 24065272)	Keith A. Simon (pro hac vice admission pending)
600 Travis Street, Suite 4200	George Klidonas (pro hac vice admission pending)
Houston, Texas 77002	885 Third Avenue
Telephone: (713) 220-4200	New York, New York 10022
Facsimile: (713) 220-4285	Telephone: (212) 906-1200
Facsimile: (212) 751-4864

Proposed Counsel for the Debtors and Debtors-in-Possession

Dated:	December [•], 2020

Houston, Texas

[1]

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Superior Energy Services, Inc. (9388), SESI, L.L.C. (4124), Superior Energy Services-North America Services, Inc. (5131), Complete Energy Services, Inc. (9295), Warrior Energy Services Corporation (9424), SPN Well Services, Inc. (2682), Pumpco Energy Services, Inc. (7310), 1105 Peters Road, L.L.C. (4198), Connection Technology, L.L.C. (4128), CSI Technologies, LLC (6936), H.B. Rentals, L.C. (7291), International Snubbing Services, L.L.C. (4134), Stabil Drill Specialties, L.L.C. (4138), Superior Energy Services, L.L.C. (4196), Superior Inspection Services, L.L.C. (4991), Wild Well Control, Inc. (3477), Workstrings International, L.L.C. (0390). The Debtors’ address is 1001 Louisiana Street, Suite 2900, Houston, Texas 77002.

NO CHAPTER 11 CASES HAVE BEEN COMMENCED AT THIS TIME. THIS PREPACKAGED PLAN OF REORGANIZATION, AND THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN, HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. IN THE EVENT THE CHAPTER 11 CASES ARE COMMENCED, THE DEBTORS EXPECT TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTIONS 1126(b) AND 1125(g) OF THE BANKRUPTCY CODE; (2) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT; AND (3) CONFIRMING THE PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE. THE DEBTORS RESERVE THE RIGHT TO CONSUMMATE THE RESTRUCTURING TRANSACTIONS WITHOUT COMMENCING ANY CHAPTER 11 CASES.

2

	TABLE OF CONTENTS

Article I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS		1

A.	Rules of Interpretation; Computation of Time	1
B.	Defined Terms	2

Article II. ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS		20

A.	Administrative Claims	20
	1. Professional Fee Claims	20
B.	DIP Super-Priority Claims	21
C.	Priority Tax Claims	21

Article III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		22

A.	Summary	22
B.	Classification and Treatment of Claims and Equity Interests	23
	1. Class 1 – Other Priority Claims	23
	2. Class 2 – Other Secured Claims	23
	3. Class 3 – Secured Tax Claims	24
	4. Class 4 – Prepetition Credit Agreement Claims	25
	5. Class 5 – Prepetition Notes Claims Against Parent	26
	6. Class 6 – General Unsecured Claims Against Parent	26
	7. Class 7 – Prepetition Notes Claims Against Affiliate Debtors	27
	8. Class 8 – General Unsecured Claims Against Affiliate Debtors	28
	9. Class 9 – Intercompany Claims	28
	10. Class 10 – Old Parent Interests	29
	11. Class 11 – Intercompany Equity Interests	29
	12. Class 12 – 510(b) Equity Claims	29
C.	Special Provision Governing Unimpaired Claims	29
D.	Elimination of Vacant Classes	30

Article IV. ACCEPTANCE OR REJECTION OF THE PLAN		30

A.	Presumed Acceptance of Plan	30
B.	Deemed Rejection of Plan	30
C.	Voting Classes	30
D.	Acceptance by Impaired Class of Claims	30
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code;
	Cram Down	30
F.	Votes Solicited in Good Faith	31

Article V. MEANS FOR IMPLEMENTATION OF THE PLAN		31

A.	Restructuring Transactions	31
B.	Continued Corporate Existence	32
C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	32
D.	Exit Facility Loan Documents	33
E.	New Common Stock; Book Entry	33
F.	Listing of New Securities; SEC Reporting	33
G.	New Stockholders Agreement; New Registration Rights Agreement	34
H.	New Management Incentive Plan	34

i

I.	[Intentionally Deleted]	35
J.	Plan Securities and Related Documentation; Exemption from Securities Laws	35
K.	Release of Liens and Claims	36
L.	Corporate Governance Documents of the Reorganized Debtors	36
M.	New Board; Initial Officers	36
N.	Corporate Action	37
O.	Cancellation of Notes, Certificates and Instruments	38
P.	Existing Equity Interests	38
Q.	Sources of Cash for Plan Distributions	38
R.	Funding and Use of Professional Fee Claim Reserve	39
S.	Continuing Effectiveness of Final Orders	39
T.	Payment of Fees and Expenses of Certain Creditors	39
U.	Payment of Fees and Expenses of the Prepetition Notes Indenture Trustee	40
V.	Equity Rights Offering	40

Article VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		41

A.	Assumption of Executory Contracts and Unexpired Leases	41
B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases	42
C.	Rejection of Executory Contracts and Unexpired Leases	44
D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	44
E.	D&O Liability Insurance Policies	44
F.	Indemnification Provisions	45
G.	Employment Plans	45
H.	Insurance and Surety Contracts	46
I.	Extension of Time to Assume or Reject	46
J.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	46

Article VII. PROVISIONS GOVERNING DISTRIBUTIONS		47

A.	Distributions for Claims Allowed as of the Effective Date	47
B.	No Postpetition Interest on Claims	47
C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	47
D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions	48
	1. Record Date for Distributions	48
	2. Delivery of Distributions in General	48
	3. Minimum Distributions	49
	4. Undeliverable Distributions	49
E.	Compliance with Tax Requirements	50
F.	Allocation of Plan Distributions Between Principal and Interest	51
G.	Means of Cash Payment	51
H.	Timing and Calculation of Amounts to Be Distributed	51
I.	Setoffs	51

Article VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		52

A.	Resolution of Disputed Claims and Equity Interests	52
	1. Allowance of Claims	52
	2. Prosecution of Objections to Claims	52
	3. Claims Estimation	52
	4. No Filings of Proofs of Claim	53
B.	No Distributions Pending Allowance	53
C.	Distributions on Account of Disputed Claims Once They Are Allowed	53
D.	Reserve for Disputed Claims	54

ii

Article IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		54

A.	Conditions Precedent to Confirmation	54
B.	Conditions Precedent to Consummation	54
C.	Waiver of Conditions	56
D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation	56

Article X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		57

A.	General	57
B.	Release of Claims and Causes of Action	57
C.	Waiver of Statutory Limitations on Releases	60
D.	Discharge of Claims and Equity Interests	60
E.	Exculpation	61
F.	Preservation of Causes of Action	62
	1. Maintenance of Causes of Action	62
	2. Preservation of All Causes of Action Not Expressly Settled or Released	62
G.	Injunction	63
H.	Binding Nature Of Plan	63
I.	Protection Against Discriminatory Treatment	64
J.	Integral Part of Plan	64

Article XI. RETENTION OF JURISDICTION		64

Article XII. MISCELLANEOUS PROVISIONS		66

A.	Substantial Consummation	66
B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses	66
C.	Statutory Committee	67
D.	Conflicts	67
E.	Modification of Plan	67
F.	Revocation or Withdrawal of Plan	67
G.	Successors and Assigns	68
H.	Reservation of Rights	68
I.	Further Assurances	68
J.	Severability	68
K.	Service of Documents	69
L.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	70
M.	Governing Law	70
N.	Tax Reporting and Compliance	70
O.	Exhibits and Schedules	70
P.	No Strict Construction	70
Q.	Entire Agreement	71
R.	Closing of Chapter 11 Cases	71
S.	2002 Notice Parties	71

iii

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

SUPERIOR ENERGY SERVICES, INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following prepackaged chapter 11 plan of reorganization (this “Plan”) for the resolution of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code (as defined below). This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Equity Interests set forth in the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, projections, a summary and analysis of this Plan, the treatment provided for herein and certain related matters. There also are other agreements and documents, which shall be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Schedules. All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation; Computation of Time

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) subject to the terms of the Restructuring Support Agreement, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced item shall be substantially in that form or substantially on those terms and conditions; (c) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document shall mean as it may be amended, restated, modified or supplemented from time to time; (d) any reference to a Person or an Entity as a Holder of a Claim or an Equity Interest includes that Person’s or Entity’s respective successors and assigns; (e) unless otherwise specified, all references herein to “Articles,” “Sections,” “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (f) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, indenture, or other agreement or document entered into in connection with this Plan and except as expressly provided in Article XII.D of this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) except as otherwise specifically provided herein or the Restructuring Support Agreement, any provision in this Plan, the Exhibits and Plan Schedules hereto, and the Plan Supplement shall be in form and substance consistent in all respects with the Restructuring Support Agreement and subject to all consent and consultation rights of the parties thereto (as specified in the Restructuring Support Agreement) in all respects; (i) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (j) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (k) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection; (l) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (m) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (o) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors,” as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

B.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accredited Cash Opt-Out Noteholder” means a Cash Opt-Out Noteholder who (a) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act (as defined below)) or a “qualified institutional buyer” (within the meaning of Rule 144A of the Securities Act), and (b) holds at least $1,000 in principal amount of Prepetition Notes.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Ad Hoc Noteholder Group” means that certain ad hoc group of Holders of the Prepetition Notes represented by the Ad Hoc Noteholder Group Professionals.

“Ad Hoc Noteholder Group Fees and Expenses” means all unpaid reasonable and documented fees and out-of-pocket expenses of the Ad Hoc Noteholder Group Professionals incurred in connection with the Chapter 11 Cases or in furtherance of the Plan.

“Ad Hoc Noteholder Group Professionals” means, collectively, (a) Davis Polk & Wardwell LLP and Porter Hedges LLP, as legal counsel to the Ad Hoc Noteholder Group, (b) Evercore Group L.L.C., as financial advisor to the Ad Hoc Noteholder Group, and (c) any other advisors to the Ad Hoc Noteholder Group.

“Administrative Claim” means a Claim for costs and expenses of administration incurred during the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and prior to and including the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and prior to and including the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases Allowed pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; and (e) the Cure Claim Amounts.

“Affiliate” means an “affiliate,” as defined in section 101(2) of the Bankruptcy Code; provided, that with respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if such Entity were a Debtor.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Parent.

“Allowed” means, with respect to a Claim or Equity Interest: (a) any Claim or Equity Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Equity Interest expressly deemed Allowed by this Plan.

“Amended/New Corporate Governance Documents” means, as applicable, the amended and restated or new applicable corporate governance documents (including, without limitation, the bylaws, certificates of incorporation, LLC agreements, stockholders agreements, registration rights agreements and other governance documents, as applicable) of the Reorganized Debtors in substantially the form Filed with the Plan Supplement, which documents shall be acceptable to the Required Consenting Noteholders, in consultation with the Debtors, and consistent with the Restructuring Support Agreement.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal or foreign statues and common law, including fraudulent transfer, conveyance laws or similar laws.

“Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of this Plan in accordance with this Plan and the procedures governing the solicitation process, and which must be actually received by the Voting and Claims Agent on or before the Voting Deadline.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the Order of the United States District Court for the Southern District of Texas pursuant to section 157(a) of title 28 of the United States Code, the United States District Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and cash equivalents, as applicable.

“Cash Opt-Out Noteholder” means a Holder of Prepetition Notes Claims that validly and timely elects on or before the Voting Deadline, in accordance with the instructions set forth on the Ballot provided to such Holder, to affirmatively opt-out of the Cash Payout and, in lieu of receiving its Pro Rata portion of the Cash Payout, (a) receive its Pro Rata portion of the New Common Stock and (b) become eligible to exercise its Subscription Rights, to the extent such Holder is an Accredited Cash Opt-Out Noteholder; provided that all Consenting Noteholders shall be Cash Opt-Out Noteholders.

“Cash Payout” means Cash in an aggregate amount equal to 2.00% of the principal due under the Prepetition Notes held by all Cash Payout Noteholders.

“Cash Payout Noteholder” means a Holder of Prepetition Notes Claims that is not a Cash Opt-Out Noteholder.

“Causes of Action” means any and all claims, causes of action (including Avoidance Actions), controversy, demands, right, lien, indemnity, guaranty, suit, loss, debt, damage, judgment, account, defense, remedy, power, privilege, proceeding, actions, suits, obligations, liabilities, cross-claims, counterclaims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code that shall be commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code that shall be commenced by the Debtors in the Bankruptcy Court.

“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor, whether or not assessed or Allowed.

“Claims Register” means the official register of Claims and Equity Interests maintained by the Voting and Claims Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases, if any.

“Confirmation” means the occurrence of the Confirmation Date, subject to all conditions specified in Article IX of this Plan having been satisfied or waived pursuant to Article IX of this Plan.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

“Confirmation Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code and paragraph M of the

Procedures for Complex Cases in the Southern District of Texas to consider (a) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (b) confirmation of this Plan, as such hearing may be adjourned or continued from time to time with the consent of the Required Consenting Noteholders.

“Confirmation Order” means the order of the Bankruptcy Court (a) approving the Disclosure Statement on a final basis and (b) confirming this Plan pursuant to sections 1125, 1126(b) and 1129 of the Bankruptcy Code, which order shall be acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement.

“Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Consummation” means the occurrence of the Effective Date.

“Cure Claim Amount” has the meaning set forth in Article VI.B of this Plan.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail Policy, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) maintained by the Debtors as of the Effective Date for liabilities against any of the Debtors’ respective directors, managers, and officers.

“D&O Tail Policy” means the extension of any of the D&O Liability Insurance Policies for any period beyond the end of the policy period, and for claims based on conduct occurring prior to the Effective Date, including but not limited to that certain directors’ & officers’ liability insurance policy purchased by the Debtors on or about December 3, 2020.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” has the meaning set forth in Article X.B hereof.

“Delayed-Draw Term Loan Facility” means that certain $200,000,000 Delayed-Draw Term Loan Facility described in the Delayed-Draw Term Loan Commitment Letter.

“Delayed-Draw Term Loan Commitment Letter” means the commitment letter governing the Delayed-Draw Term Loan Facility and entered into by Parent and the Delayed-Draw Commitment Parties on September 30, 2020, as amended, supplemented or otherwise modified from time to time.

“Delayed-Draw Commitment Parties” means those Prepetition Noteholders that are parties to the Delayed-Draw Term Loan Commitment Letter and have agreed, pursuant to the Delayed-Draw Term Loan Commitment Letter, to provide the Delayed-Draw Term Loan Facility, each in its respective capacity as such.

“DIP Agent” means JPMorgan Chase Bank, N.A., or its duly appointed successor, in its capacity as administrative agent and collateral agent under the DIP Agreement.

“DIP Agreement” means that certain Senior Secured Debtor-In-Possession Credit Agreement, dated as of December [•], 2020, by and among the Debtors, the DIP Agent, and the DIP Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Contingent Obligations” means all contingent obligations not due and payable under the DIP Documents on the Effective Date, including any and all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Effective Date.

“DIP Documents” means the “Loan Documents” as defined in the DIP Agreement, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Facility Claims” means any and all Claims arising from, under, or in connection with the DIP Agreement or any of the DIP Documents.

“DIP Final Order” means that certain Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection to Prepetition ABL Secured Parties, (V) Modifying Automatic Stay, and (VII) Granting Related Relief entered by the Bankruptcy Court on [•], 2020 (Docket No. [•]), as amended, supplemented or modified from time to time.

“DIP Interim Order” means that certain Interim Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection to Prepetition ABL Secured Parties, (V) Modifying Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief entered by the Bankruptcy Court on [•], 2020 (Docket No. [•]), as amended, supplemented or modified from time to time.

“DIP Lenders” means, collectively, the banks, financial, institutions, and other lenders party to the DIP Agreement from time to time, and each arranger, bookrunner, syndication agent, manager, and documentation agent party to the DIP Agreement from time to time.

“DIP Liens” means the Liens securing the payment of the DIP Super-Priority Claims.

“DIP Orders” means, collectively, the DIP Interim Order and the DIP Final Order.

“DIP Required Lenders” shall mean the “Required Lenders” as defined in the DIP Agreement.

“DIP Super-Priority Claims” means any and all Claims arising from, under, or in connection with the DIP Agreement or any other DIP Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges and all other “Obligations” as defined in the DIP Agreement.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Prepackaged Plan of Reorganization for Superior Energy Services, Inc. and its Affiliate Debtors under Chapter 11 of the Bankruptcy Code, dated as of December [•], 2020 (as amended, supplemented, or modified from time to time and including all exhibits and schedules thereto and references therein that relate to this Plan and as approved by the Disclosure Statement Interim Order or Confirmation Order).

“Disclosure Statement Interim Order” means that certain Order (I) Conditionally Approving Disclosure Statement, (II) Scheduling Combined Hearing on (A) Adequacy Of Disclosure Statement and (B) Confirmation of Plan, (III) Establishing Deadline to Object to Disclosure Statement and Plan and Form of Notice Thereof, (IV) Approving Solicitation Procedures and Forms of Ballots and Notice of Non-Voting Status, (V) Conditionally Waiving Requirement of Filing Schedules and Statements and of Convening Section 341 Meeting of Creditors, and (IV) Granting Related Relief, entered by the Bankruptcy Court on [•], 2020 (Docket No. [•]), as amended, supplemented or modified from time to time, which, among other things, conditionally approves the Disclosure Statement, on an interim basis, and approves the Equity Rights Offering Procedures.

“Disputed” means any Claim or any portion thereof, that has not been Allowed, but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed DIP Super-Priority Claims, Allowed Prepetition Credit Agreement Claims and Allowed Prepetition Notes Claims, the DIP Agent, the Prepetition Credit Agreement Agent, and the Prepetition Notes Indenture Trustee, respectively, shall be and shall act as the Distribution Agent.

“Distribution Record Date” means the date for determining which Holders of Claims and Equity Interests are eligible to receive distributions under this Plan, which date shall be the Effective Date or such other date acceptable to the Required Consenting Noteholders. The Distribution Record Date shall not apply to securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with Article VII of this Plan and, as applicable, the customary procedures of DTC.

“DTC” means the Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan have been satisfied or waived in accordance with the terms of Article IX.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means (a) any Equity Security or other ownership interest in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding units, shares of stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Person or Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; (4) share-appreciation rights; and (5) all Unexercised Equity Interests, in each case, as in existence immediately prior to the Effective Date; and (b) any 510(b) Equity Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Rights Offering” means that certain offering of Subscription Rights exercisable solely by electing Accredited Cash Opt-Out Noteholders, to purchase the New Common Stock on a Pro Rata basis for up to an aggregate amount equal to the Equity Rights Offering Amount.

“Equity Rights Offering Amount” means an amount equal to the cash proceeds of the Equity Rights Offering, which amount shall not exceed the amount of the Cash Payout.

“Equity Rights Offering Procedures” means the procedures for the implementation of the Equity Rights Offering as approved in the Disclosure Statement Interim Order.

“Equity Rights Offering Shares” means the shares of New Common Stock issued pursuant to the Equity Rights Offering.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect or hereafter amended, and any rules and regulations promulgated thereunder.

“Excluded Parties” means, collectively, (i) any director, officer, manager, or employee of the Debtors that did not serve in such capacity on or after the Restructuring Support Agreement Effective Date or (ii) any other entity named as a defendant in a pending suit by the Debtors.

“Exculpated Parties” means, collectively, in each case in their capacities as such:

(a)	the Debtors;

(b)	the Reorganized Debtors;

(c)	the Prepetition Credit Agreement Agent and the Prepetition Credit Agreement Lenders;

(d)	the DIP Agent;

(e)	the DIP Lenders;

(f)	the Prepetition Notes Indenture Trustee;

(g)	the Ad Hoc Noteholder Group and the members thereof;

(h)	the Consenting Noteholders;

(i)	the Delayed-Draw Commitment Parties;

(j)	the Distribution Agents;

(k)	each Exit Facility Agent;

(l)	the Exit Facility Lenders; and

(m)	with respect to each of the foregoing Persons and Entities in clauses (a) through (l), each such Person’s and Entity’s respective Related Persons, in each case solely in their capacity as such.

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Exit ABL Facility” means a secured asset-based revolving credit facility, if any, entered into on the Effective Date in accordance with the Restructuring Documents and the Restructuring Support Agreement.

“Exit DDTL Facility” means a delayed-draw term loan facility up to $200 million, if any, that may be provided by the Delayed-Draw Commitment Parties upon the terms and subject to the conditions of the Delayed-Draw Term Loan Commitment Letter and entered into on the Effective Date in accordance with the Restructuring Documents and the Delayed-Draw Term Loan Commitment Letter.

“Exit Facility” means any Exit ABL Facility and/or the Exit DDTL Facility, as applicable.

“Exit Facility Agent” means the administrative agent and collateral agent under any Exit Facility Credit Agreement, solely in its capacity as such.

“Exit Facility Credit Agreement” means each credit agreement in respect of the Exit Facility, in substantially the form as Filed, or consistent with a term sheet as Filed, with the Plan Supplement, the terms and conditions of which are acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement.

“Exit Facility Lenders” means the lenders under each Exit Facility Credit Agreement, solely in their respective capacities as such.

“Exit Facility Loan Documents” means each Exit Facility Credit Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the applicable Exit Facility Credit Agreement.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“General Unsecured Claim” means any Claim that is not a/an: Administrative Claim; DIP Facility Claim; Professional Fee Claim; Priority Tax Claim; Secured Tax Claim; Other Priority Claim; Other Secured Claim; Intercompany Claim; Prepetition Debt Claim; or 510(b) Equity Claim.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means a Person or an Entity holding a Claim or Equity Interest, as the context requires.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means, collectively, each of the provisions in place as of the Restructuring Support Agreement Effective Date (whether in bylaws, certificates of formation or incorporation, board resolutions, employment contracts or otherwise) whereby any Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, defend, exculpate, or limit the liability of, any Indemnified Party.

“Indemnified Parties” means each of the Debtors’ and their respective subsidiaries’ directors, officers, and managers in their respective capacities as such that served in such capacity on or after the Restructuring Support Agreement Effective Date and is not an Excluded Party.

“Insurance and Surety Contracts” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the Debtors and all agreements, documents, or instruments relating thereto.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor, other than an Administrative Claim.

“Intercompany Equity Interest” means direct and indirect Equity Interests in a Debtor (other than Parent) held by another Debtor.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

“Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas.

“New Board” means the initial board of directors of Reorganized Parent to be put in place on and as of the Effective Date in accordance with the Restructuring Support Agreement. The members of the initial board of directors of Reorganized Parent, if known, shall be identified in the Plan Supplement.

“New Common Stock” means the new common stock of Reorganized Parent to be issued pursuant to this Plan and the Amended/New Corporate Governance Documents.

“New Common Stock Pool” means 100% of the New Common Stock issued and outstanding on the Effective Date. For the avoidance of doubt, from and after the Effective Date, the New Common Stock Pool shall be subject to dilution by the New MIP Equity.

“New Management Incentive Plan” has the meaning set forth in Article V.H of this Plan.

“New MIP Equity” means the New Common Stock or other equity interests issued from time to time pursuant to or in connection with the New Management Incentive Plan.

“New Registration Rights Agreement” means, if applicable, the registration rights agreement with respect to the New Common Stock, in substantially the form Filed with the Plan Supplement, which agreement shall contain terms and conditions which are acceptable to the Required Consenting Noteholders, in consultation with the Debtors.

“New Stockholders Agreement” means, if applicable, that certain stockholders agreement of Reorganized Parent, in substantially the form Filed with the Plan Supplement, which agreement shall contain terms and conditions acceptable to the Required Consenting Noteholders, in consultation with the Debtors.

“Non-Debtor Releasing Parties” means, collectively, in each case in their capacities as such:

(a)	the Prepetition Credit Agreement Agent and the Prepetition Credit Agreement Lenders;

(b)	the DIP Agent;

(c)	the DIP Lenders;

(d)	the Prepetition Notes Indenture Trustee;

(e)	the Ad Hoc Noteholder Group and the members thereof;

(f)	the Consenting Noteholders;

(g)	the Delayed-Draw Commitment Parties;

(h)	the Distribution Agents;

(i)	each Exit Facility Agent;

(j)	the Exit Facility Lenders;

(k)	those Holders of Claims presumed to accept this Plan that do not affirmatively opt out of the Third Party Release;

(l)	the Holders of Claims and Old Parent Interests that vote to accept this Plan;

(m)	the Releasing Old Parent Interestholders; and

(n)	the Prepetition Noteholders that are not Consenting Noteholders and do not affirmatively opt out of the Third Party Release.

“Notice” has the meaning set forth in Article XII.K of this Plan.

“Notice of Non-Voting Status” means that form of notice sent to Holders of Claims and Equity Interests in Classes 1-4, 8, 10 and 12 notifying them of, among other things, their non-voting status and providing them with the opportunity to opt out of the Third Party Releases.

“Old Parent Interest” means the Equity Interests in Parent, as in existence immediately prior to the Effective Date.

“Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, an Administrative Claim or a DIP Facility Claim.

“Other Secured Claim” means any Secured Claim other than an Administrative Claim, Secured Tax Claim, DIP Facility Claim, or Prepetition Credit Agreement Claim.

“Parent” means Superior Energy Services, Inc., as a debtor-in-possession in these Chapter 11 Cases.

“Parent GUC Recovery Cash Pool” means Cash in the aggregate amount equal to $125,000.

“Parent Subsidiary” means each direct and indirect, wholly-owned subsidiary of Parent.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

“Plan” means this Joint Prepackaged Plan of Reorganization for Superior Energy Services, Inc. and its Affiliate Debtors under Chapter 11 of the Bankruptcy Code, dated December [•], 2020, including the Exhibits and all supplements, appendices, and schedules thereto (including any appendices, exhibits, schedules, and supplements to this Plan that are contained in the Plan Supplement), either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Objection Deadline” means the date and time by which objections to Confirmation and Consummation of this Plan must be Filed with the Bankruptcy Court.

“Plan Schedule” means a schedule annexed to this Plan or an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

“Plan Securities” has the meaning set forth in Article V.I of this Plan.

“Plan Securities and Documents” has the meaning set forth in Article V.I of this Plan.

“Plan Supplement” means, collectively, the compilation of term sheets, documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time at any time prior to the Effective Date. The Plan Supplement shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders and shall be Filed initially with the Bankruptcy Court at least seven (7) days prior to the Confirmation Hearing.

“Prepetition Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of October 20, 2017, by and among SESI, L.L.C., as borrower, Parent, the Prepetition Credit Agreement Agent, and the Prepetition Credit Agreement Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Credit Agreement Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Prepetition Credit Agreement.

“Prepetition Credit Agreement Claims” means any and all Claims arising from, under or in connection with the Prepetition Credit Agreement (including, without limitation, any and all “Rate Management Obligations,” “Specified Cash Management Obligations” and other “Obligations” as defined therein) or any other Prepetition Loan Document relating to the Prepetition Credit Agreement.

“Prepetition Credit Agreement Lenders” means the lenders party to the Prepetition Credit Agreement from time to time.

“Prepetition Credit Agreement Liens” means the Liens securing the Prepetition Credit Agreement Claims.

“Prepetition Debt Claims” means, collectively, the Prepetition Credit Agreement Claims and the Prepetition Notes Claims.

“Prepetition Debt Documents” means, collectively, the Prepetition Credit Agreement, the Prepetition Loan Documents, the Prepetition Notes and the Prepetition Notes Indentures.

“Prepetition Loan Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Noteholders” means, collectively, the record holders of and owners of beneficial interests in the Prepetition Notes.

“Prepetition Notes” means, collectively, those certain 7.125% senior unsecured notes due 2021 (the “2021 Notes”) and those certain 7.750% senior unsecured notes due 2024 (the “2024 Notes”) issued by SESI, L.L.C. pursuant to the applicable Prepetition Notes Indentures, in an aggregate principal amount of $1.30 billion.

“Prepetition Notes Claims” means any and all Claims arising from, under, or in connection with the Prepetition Notes, the Prepetition Notes Indentures or any document or agreement related to the Prepetition Notes or the Prepetition Notes Indentures.

“Prepetition Notes Indentures” means, collectively, (a) that certain Indenture, dated as of December 6, 2011, by and among SESI, L.L.C., as issuer, each of the guarantors party thereto from time to time, the Prepetition Notes Indenture Trustee, and the Prepetition Noteholders party thereto from time to time, governing the issuance of the 2021 Notes, and (b) that certain Indenture, dated as of August 17, 2017, by and among SESI, L.L.C., as issuer, each of the guarantors party thereto from time to time, the Prepetition Notes Indenture Trustee, and the Prepetition Noteholders party thereto from time to time, governing the issuance of the 2024 Notes, in each case as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date.

“Prepetition Notes Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., solely in its capacity as indenture trustee and in each other capacity for which it serves under or in connection with the Prepetition Notes Indentures; provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies).

“Prepetition Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date to which the Prepetition Notes Indenture Trustee is entitled, pursuant to the Prepetition Notes Indentures, against distributions to be made to Holders of Allowed Prepetition Notes Claims for payment of any Prepetition Notes Indenture Trustee Fees and Expenses.

“Prepetition Notes Indenture Trustee Fees and Expenses” means the reasonable and documented compensation, fees, expenses, disbursements and indemnity claims incurred by the Prepetition Notes Indenture Trustee, including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Prepetition Notes Indenture Trustee, whether prior to or after the Petition Date and whether prior to or after consummation of this Plan, in each case to the extent payable or reimbursable under the Prepetition Notes Indentures.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Equity Interests in such Class.

“Professional” means any Person or Entity retained by the Debtors or the Committee in the Chapter 11 Cases pursuant to section 327, 328, 363, and/or 1103 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fee Claim Reserve” means the reserve established and maintained in an amount reasonably determined by the Reorganized Debtors, in consultation with the Required Consenting Noteholders, from Cash on hand existing immediately prior to the Effective Date to pay in full in Cash the Professional Fee Claims incurred on or prior to the Effective Date, as and when such claims become Allowed; provided, however, that the Required Consenting Noteholders shall have the right to challenge the reasonableness of any such amount.

“Professional Fees Bar Date” means the Business Day that is forty-five (45) days after the Effective Date or such other date as approved by Final Order of the Bankruptcy Court.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Related Persons” means, with respect to any Person or Entity, such Person’s or Entity’s respective predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members and managing members), managers, managed accounts or funds, management companies, fund advisors, advisory or subcommittee board members, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, and any Person or Entity claiming by or through any of them, including such Related Persons’ respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor shall constitute a Related Person.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Released Party” means, collectively:

(a)	the Debtors;

(b)	the Reorganized Debtors;

(c)	the Prepetition Credit Agreement Agent and the Prepetition Credit Agreement Lenders;

(d)	the DIP Agent;

(e)	the DIP Lenders;

(f)	the Prepetition Notes Indenture Trustee;

(g)	the Ad Hoc Noteholder Group and the members thereof in their capacities as such;

(h)	the Consenting Noteholders;

(i)	the Delayed-Draw Commitment Parties;

(j)	the Distribution Agents;

(k)	each Exit Facility Agent;

(l)	the Exit Facility Lenders;

(m)	the Releasing Old Parent Interestholders; and

(n)

with respect to each of the foregoing Persons and Entities in clauses (a) through (m), each such Person’s and Entity’s respective Related Persons, in each case solely in their capacity as such; provided, however, that the Released Parties shall not include any Excluded Parties.

“Releasing Old Parent Interestholder” means a Holder of an Old Parent Interest that does not affirmatively opt out of the Third Party Release, as provided on its Notice of Non-Voting Status.

“Releasing Party” has the meaning set forth in Article X.B hereof.

“Reorganization Steps Overview” means the description of the steps of the Restructuring Transactions, substantially in the form Filed with the Plan Supplement in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement.

“Reorganized Debtors” means, subject to the Restructuring Transactions, the Debtors as reorganized pursuant to this Plan on or after the Effective Date, and their respective successors.

“Reorganized Parent” means, subject to the Restructuring Transactions, Superior Energy Services, Inc., as reorganized pursuant to this Plan on the Effective Date, and its successors.

“Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Restructuring Documents” means, collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement, the Exhibits, the Plan Schedules, the Reorganization Steps Overview, the Equity Rights Offering Procedures, the Amended/New Corporate Governance Documents, the Exit Credit Agreements, and, in each case, all documents and agreements related thereto, all of which Restructuring Documents shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement.

“Restructuring Support Agreement” means that certain Amended and Restated Restructuring Support Agreement, dated as of December 4, 2020, by and among the Debtors and the Consenting Noteholders (as amended, supplemented or modified from time to time).

“Restructuring Support Agreement Effective Date” means September 29, 2020.

“Restructuring Term Sheet” means the term sheet attached as Exhibit A to the Restructuring Support Agreement.

“Restructuring Transactions” has the meaning ascribed thereto in Article V of this Plan.

“Retained Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law, equity, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, that any Debtor or any Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of the Debtors or their Estates, in each case solely to the extent of the Debtors’ or their Estates’ interest therein. A non-exclusive list of the Retained Litigation Claims held by the Debtors as of the Effective Date shall be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date.

“Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules may be amended, modified, or supplemented from time to time, if any such Schedules are required to be Filed by order of the Bankruptcy Court.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Specified Employee Plans” has the meaning set forth in Article VI.G of this Plan.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes or fees imposed or assessed by any Governmental Unit.

“Subscription Rights” means the right to participate in the Equity Rights Offering as set forth in the Equity Rights Offering Procedures.

“Third Party Release” has the meaning set forth in Article X.B hereof.

“Unexercised Equity Interests” means any and all unexercised options, performance, stock units, restricted stock units, restricted stock awards, warrants, calls, rights, puts, awards, commitments, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into an Old Parent Interest, as in existence immediately prior to the Effective Date.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unused Cash Reserve Amount” means the remaining Cash, if any, in the Professional Fee Claim Reserve after all obligations and liabilities for which such reserve was established are paid, satisfied, and discharged in full in Cash or are disallowed by Final Order in accordance with this Plan.

“Voting and Claims Agent” means Kurtzman Carson Consultants LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Voting Classes” means Classes 5, 6 and 7.

“Voting Deadline” means the date and time, as such date and time may be extended, by which all Ballots must be received by the Voting and Claims Agent in accordance with the Disclosure Statement Interim Order.

“Voting Record Date” means the date for determining which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan, which date is December 3, 2020.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

A.	Administrative Claims

Subject to sub-paragraph 1 below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Noteholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

1. Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on counsel to the Reorganized Debtors, counsel to the Ad Hoc Noteholder Group and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that no application or notice to or order of the Bankruptcy Court shall be required in order for the Reorganized Debtors to pay Professionals for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of this Plan.

Objections to any Professional Fee Claim must be Filed and served on counsel to the Reorganized Debtors, counsel to the Ad Hoc Noteholder Group and the requesting party by no later than twenty-one (21) days after the Filing of the applicable final request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, first from the Professional Fee Claim Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Claim Reserve and shall use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Claim Reserve to satisfy in full the Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors. The Professional Fee Claim Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash in accordance with Article II.A of this Plan.

B.	DIP Super-Priority Claims

The DIP Super-Priority Claims shall be Allowed in the full amount due and owing under the DIP Documents, including all principal, accrued and accruing postpetition interest, costs, fees and expenses. On the Effective Date, the Allowed DIP Super-Priority Claims shall, in full satisfaction, settlement, discharge and release of, and in exchange for such the DIP Super-Priority Claims, be indefeasibly paid in full in Cash from the proceeds of each Exit Facility, and the DIP Liens shall be deemed discharged, released, and terminated for all purposes without further action of or by any Person or Entity, or shall be deemed by the Confirmation Order to continue so as to secure the Exit Facility, as the case may be; provided that the DIP Contingent Obligations shall survive the Effective Date on an unsecured basis and shall be paid by the Reorganized Debtors as and when due, provided further that any Allowed DIP Super-Priority Claims related to letters of credit issued and outstanding as of the Effective Date, or to cash management obligations or hedging obligations in existence on the Effective Date, may be deemed outstanding under the Exit ABL Facility or receive such other treatment as may be acceptable to the Debtors, the DIP Agent and the Required Consenting Noteholders.

C.	Priority Tax Claims

Subject to Article VIII hereof, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (i) Cash equal to the amount of such Allowed Priority Tax Claim; (ii) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Noteholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim have agreed upon in writing; (iii) such other treatment such that it shall not be Impaired pursuant to section 1124 of the Bankruptcy Code; or (iv) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (iii) or (iv) above shall be made in equal quarterly Cash payments beginning on the Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis until payment in full of the applicable Allowed Priority Tax Claim.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

This Plan constitutes a separate plan of reorganization for each Debtor. All Claims and Equity Interests, except Administrative Claims, DIP Super-Priority Claims, and Priority Tax Claims, are placed in the Classes set forth below. For all purposes under this Plan, each Class shall contain sub-Classes for each of the Debtors (i.e., there shall be twelve (12) Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor shall be treated in accordance with Article III.D below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights
1.	Other Priority Claims	Unimpaired	Presumed to Accept
2.	Other Secured Claims	Unimpaired	Presumed to Accept
3.	Secured Tax Claims	Unimpaired	Presumed to Accept
4.	Prepetition Credit Agreement Claims	Unimpaired	Presumed to Accept
5.	Prepetition Notes Claims Against Parent	Impaired	Entitled to Vote
6.	General Unsecured Claims Against Parent	Impaired	Entitled to Vote
7.	Prepetition Notes Claims Against Affiliate Debtors	Impaired	Entitled to Vote
8.	General Unsecured Claims Against Affiliate Debtors	Unimpaired	Presumed to Accept

Class	Claim/Equity Interest	Status	Voting Rights
9.	Intercompany Claims	Unimpaired	Presumed to Accept
10.	Old Parent Interests	Impaired	Deemed to Reject
11.	Intercompany Equity Interests	Unimpaired	Presumed to Accept
12.	510(b) Equity Claims	Impaired	Deemed to Reject

B.	Classification and Treatment of Claims and Equity Interests

1. Class 1 — Other Priority Claims

(a)	Classification: Class 1 consists of the Other Priority Claims.

(b)

Treatment: Subject to Article VIII hereof, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 1 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Noteholders): (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (C) such other treatment such that it shall not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 1 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting-out of the Third Party Releases.

2. Class 2 — Other Secured Claims

(a)	Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim.

(b)

Treatment: Subject to Article VIII hereof, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 2 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement): (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 2 Claim; or (D) such other treatment such that it shall not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 2 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting-out of the Third Party Releases.

3. Class 3 — Secured Tax Claims

(a)	Classification: Class 3 consists of the Secured Tax Claims.

(b)

Treatment: Subject to Article VIII hereof, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 3 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement): (A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 3 Claim; (D) such other treatment such that it shall not be impaired pursuant to section 1124 of the Bankruptcy Code; or (E) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (D) or (E) above shall be made in equal quarterly Cash payments beginning on the Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis until payment in full of the applicable Allowed Class 3 Claim.

(c)

Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 3 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting out of the Third Party Releases.

4. Class 4 – Prepetition Credit Agreement Claims

(a)	Classification: Class 4 consists of the Prepetition Credit Agreement Claims.

(b)	Allowance: The Prepetition Credit Agreement Claims are deemed Allowed in the aggregate principal amount of $47,357,275, plus accrued and unpaid interest thereon.

(c)

Treatment: On the Effective Date, the Allowed Prepetition Credit Agreement Claims, other than Prepetition Credit Agreement Claims related to any outstanding letters of credit, shall, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claims, be indefeasibly paid in full in Cash. To the extent any Prepetition Credit Agreement Claims related to letters of credit issued and outstanding, cash management obligations, or hedging obligations, in each case, as of the Effective Date under the Prepetition Credit Agreement, have not been deemed outstanding under the DIP Facility pursuant to the DIP Orders, such Claims shall in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claims either be (i) in the case of Claims in respect of letters of credit, 105% cash collateralized, (ii) be deemed outstanding under the Exit ABL Facility, or (iii) receive such other treatment as may be acceptable to the Debtors, the Prepetition Credit Agreement Agent, the Issuing Lenders if applicable (as defined in the Prepetition Credit Agreement) and the Required Consenting Noteholders.

(d)	Voting: Class 4 is an Unimpaired Class, and the Holders of Claims in Class

4 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 4 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 4 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting out of the Third Party Releases

5. Class 5 – Prepetition Notes Claims Against Parent

(a)	Classification: Class 5 consists of the Prepetition Notes Claims against Parent only.

(b)	Allowance: The Prepetition Notes Claims against Parent are deemed Allowed in the aggregate principal amount of $1.30 billion, plus accrued and unpaid interest thereon, consisting of:

(i)	$800 million in aggregate principal amount, plus accrued and unpaid interest on account of the 2021 Notes; and

(ii)	$500 million in aggregate principal amount, plus accrued and unpaid interest on account of the 2024 Notes.

(c)

Treatment: On, or as soon as reasonably practicable after, the Effective Date, each Holder of an Allowed Prepetition Notes Claim against Parent shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share (calculated together with the Claims in Class 6) of the Parent GUC Recovery Cash Pool; provided that the Holders of the Prepetition Notes Claims against Parent shall waive any distribution from the Parent GUC Recovery Cash Pool.

(d)	Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject this Plan.

The foregoing is offered to Class 5 solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law, and such settlement is conditioned on the Bankruptcy Court confirming this Plan and the occurrence of the Effective Date.

6. Class 6 – General Unsecured Claims Against Parent

(a)	Classification: Class 6 consists of the General Unsecured Claims against Parent only.

(b)

Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the Effective Date, each Holder of an Allowed General Unsecured Claim against Parent shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share (calculated together with the Claims in Class 5) of the Parent GUC Recovery Cash Pool.

(c)	Voting: Class 6 is Impaired, and Holders of Claims in Class 6 are entitled to vote to accept or reject this Plan.

The foregoing is offered to Class 6 solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law, and such settlement is conditioned on the Bankruptcy Court confirming this Plan and the occurrence of the Effective Date.

7. Class 7 - Prepetition Notes Claims Against Affiliate Debtors

(a)	Classification: Class 7 consists of the Prepetition Notes Claims against any Affiliate Debtor.

(b)	Allowance: The Prepetition Notes Claims against any Affiliate Debtor are deemed Allowed in the aggregate principal amount of $1.30 billion, plus accrued and unpaid interest thereon, consisting of:

(i)	$800 million in aggregate principal amount, plus accrued and unpaid interest on account of the 2021 Notes; and

(ii)	$500 million in aggregate principal amount, plus accrued and unpaid interest on account of the 2024 Notes.

(c)

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Prepetition Notes Claim against any Affiliate Debtor shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of:

(i)	the Cash Payout, or

(ii)

solely to the extent that such Holder timely and validly elects to be a Cash Opt-Out Noteholder on the Ballot provided to such Holder or is otherwise deemed to be a Cash Opt-Out Noteholder, (A) 100% of the New Common Stock Pool, subject to dilution from and after the Effective Date on account of the New MIP Equity, and (B), to the extent such Holder is an Accredited Cash Opt-Out Noteholder, Subscription Rights.

In order to opt out of the Cash Payout with respect to all or any portion of its Allowed Prepetition Notes Claim, such applicable Prepetition Noteholder will be required to tender the underlying Prepetition Notes into a contra-CUSIP pursuant to DTC’s ATOP procedures at the time such

Holder submits its Ballot, and Prepetition Notes that are tendered into the contra-CUSIP may no longer be transferable. Notwithstanding anything to the contrary herein, the Cash Payout is contingent upon the consummation of the Equity Rights Offering, and in the event that the Equity Rights Offering is not consummated, no Cash

Payout will be distributed to any Holder of an Allowed Prepetition Notes Claim and each Holder of Allowed Prepetition Notes Claims shall receive the distribution set forth in subsection (ii) above, regardless of whether such Holder timely and validly elected to be a Cash Opt-Out Noteholder.

Voting: Class 7 is Impaired, and Holders of Claims in Class 7 are entitled to vote to accept or reject this Plan.

8. Class 8 – General Unsecured Claims Against Affiliate Debtors

(a)	Classification: Class 8 consists of the General Unsecured Claims against any Affiliate Debtor.

(b)

Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims against any Affiliate Debtor are unaltered by this Plan. Except to the extent that a holder of a General Unsecured Claim against any Affiliate Debtor agrees to a different treatment, on and after the Effective Date, the Debtors shall continue to pay (if Allowed) or dispute each General Unsecured Claim against any Affiliate Debtor in the ordinary course of business in accordance with applicable law.

(c)

Voting: Class 8 is an Unimpaired Class, and the Holders of Claims in Class 8 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 9 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 8 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting out of the Third Party Releases.

9. Class 9 – Intercompany Claims

(a)	Classification: Class 9 consists of the Intercompany Claims.

(b)

Treatment: Subject to the Restructuring Transactions, the Intercompany Claims shall be adjusted, reinstated, compromised, or cancelled in such manner as is acceptable to the Required Consenting Noteholders, in consultation with the Debtors.

(c)

Voting: Class 9 is an Unimpaired Class and the Holders of Claims in Class 9 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 10 are not entitled to vote to accept or reject this Plan.

10. Class 10 – Old Parent Interests

(a)	Classification: Class 10 consists of the Old Parent Interests.

(b)	Treatment: The Old Parent Interests shall be discharged and terminated on and as of the Effective Date without any distribution or retaining any property on account of such Equity Interests.

(c)

Voting: Class 10 is an Impaired Class and the Holders of Old Parent Interests in Class 10 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Old Parent Interests in Class 10 are not entitled to vote to accept or reject this Plan. Holders of Old Parent Interests in Class 10 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting out of the Third Party Releases.

11. Class 11 – Intercompany Equity Interests

(a)	Classification: Class 11 consists of Intercompany Equity Interests.

(b)

Treatment: Subject to the Restructuring Transactions, the Intercompany Equity Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable Person or Entity that held and/or owned such Intercompany Equity Interests immediately prior to the Effective Date.

(c)

Voting: Class 11 is an Unimpaired Class and the Holders of Equity Interests in Class 11 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Equity Interests in Class 11 are not entitled to vote to accept or reject this Plan.

12. Class 12 – 510(b) Equity Claims

(a)	Classification: Class 12 consists of the 510(b) Equity Claims.

(b)	Treatment: The 510(b) Equity Claims shall be discharged and terminated on and as of the Effective Date without any distribution or retaining any property on account of such Claims.

(c)

Voting: Class 12 is an Impaired Class and the Holders of Claims in Class 12 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Claims in Class12 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 12 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting out of the Third Party Releases.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D. Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1-4, 8, 9 and 11 are Unimpaired under this Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

B.	Deemed Rejection of Plan

Classes 10 and 12 are Impaired and Holders of Old Parent Interests and 510(b) Equity Claims in Classes 10 and 12, respectively, are not entitled to receive or retain any property under this Plan. Accordingly, under section 1126(g) of the Bankruptcy Code, the votes of Holders of Old Parent Interests and 510(b) Equity Claims shall not be solicited, and such Holders are deemed to reject this Plan.

C.	Voting Classes

Classes 5, 6, and 7 are Impaired and entitled to vote under this Plan. The Holders of Claims in Classes 5, 6 and 7 as of the Voting Record Date are entitled to vote to accept or reject this Plan.

D.	Acceptance by Impaired Class of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by Class 5 or Class 7. The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right, in accordance with the terms of the Restructuring Support Agreement, to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

F.	Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Support Agreement and the Restructuring Documents and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all reasonable actions necessary or appropriate to consummate and implement the provisions of this Plan, including but not limited to the actions set forth in the Reorganization Steps Overview, on and after the Confirmation Date, including such reasonable actions set forth in the Reorganization Steps Overview as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently formed or incorporated. Such restructuring may include one or more mergers, amalgamations, consolidations, restructures, dispositions, liquidations, dissolutions, or creations of one or more new Entities, as may be reasonably determined by the Debtors or Reorganized Debtors to be necessary or appropriate (with the consent of the Required Consenting Noteholders), set forth in the steps described in the Reorganization Steps Overview, but in all cases subject to the terms and conditions of this Plan, the Restructuring Documents, the Restructuring Support Agreement, and any consents or approvals required hereunder or thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court upon the entry of the Confirmation Order. The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree; (iii) the filing of appropriate certificates or articles of merger, amalgamation, consolidation, or dissolution pursuant to applicable state law; (iv) the creation of one or more new Entities; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions, in each case in form and substance reasonably acceptable to the Required Consenting Noteholders and to the extent necessary to implement this Plan or as set forth in the Reorganization Steps Overview, and in all cases subject to the terms and conditions of the Restructuring Support Agreement, this Plan and the Restructuring Documents and any consents or approvals required thereunder.

B.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.Article V of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal Entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable corporate governance documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable corporate governance documents, are amended, restated or otherwise modified under this Plan (subject to such amendment, restatement, or replacement being in accordance with applicable law of the Debtor’s jurisdiction of incorporation), including pursuant to the Amended/New Corporate Governance Documents, in each case in form and substance reasonably acceptable to the Required Consenting Noteholders. Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims, rights, and Retained Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than the Claims or Causes of Action subject to the Debtor Release, Professional Fee Claim Reserve and any rejected Executory Contracts and/or Unexpired Leases), shall vest in each of the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Liens which survive the occurrence of the Effective Date as described in Article III of this Plan (including, without limitation, the Liens that secure the Exit Facilities). On and after the Effective Date, each of the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

D.	Exit Facility Loan Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Loan Documents, in each case in form and substance acceptable to the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement and, in the case of an Exit DDTL Facility, the Delayed-Draw Term Loan Commitment Letter and to the applicable Exit Facility Lenders and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the applicable Exit Facility Loan Documents or as set forth as conditions precedent in the DIP Facility). On the Effective Date, each Exit Facility Loan Document shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors party thereto, enforceable in accordance with its respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

E.	New Common Stock; Book Entry

On the Effective Date, subject to the terms and conditions of this Plan and the Restructuring Transactions and as described more fully in the Reorganization Steps Overview, Reorganized Parent shall issue the New Common Stock pursuant to this Plan and the Amended/New Corporate Governance Documents. For the avoidance of doubt, no distributions shall be made to Holders of Unexercised Equity Interests under this Plan, and any such Unexercised Equity Interests shall be deemed automatically terminated and cancelled as of the Effective Date.

Distributions of the New Common Stock may be made by delivery or book-entry transfer thereof by the applicable Distribution Agent in accordance with this Plan and the Amended/New Corporate Governance Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized share capital or other equity securities of Reorganized Parent shall be that number of shares of New Common Stock as may be designated in the Amended/New Corporate Governance Documents.

F. Listing of New Securities; SEC Reporting

Prior to the Effective Date, the Required Consenting Noteholders shall determine, in consultation with the Debtors, whether to list the New Common Stock for trading on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or any other national securities exchange selected by the Required Consenting Noteholders and reasonably acceptable to the Debtors, with such listing, if any, to be effective on, or as soon as reasonably practicable after, the Effective Date.

The Required Consenting Noteholders, in consultation with the Debtors, shall determine whether the Reorganized Debtors shall maintain their current status and continue as a public reporting company under applicable U.S. securities laws and shall continue to file annual, quarterly and current reports in accordance with the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

G.	New Stockholders Agreement; New Registration Rights Agreement

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, Reorganized Parent shall enter into, if applicable, the New Stockholders Agreement and, if applicable, the New Registration Rights Agreement, each of which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the New Stockholders Agreement and the New Registration Rights Agreement, as applicable).

On and as of the Effective Date, all of the Holders of New Common Stock shall be deemed to be parties to the New Stockholders Agreement, if any, without the need for execution by such Holder. The New Stockholders Agreement, if any, shall be binding on all Persons or Entities receiving, and all Holders of, the New Common Stock (and their respective successors and assigns), whether such New Common Stock is received or to be received on or after the Effective Date and regardless of whether such Person or Entity executes or delivers a signature page to the New Stockholders Agreement.

H.	New Management Incentive Plan

The New Board shall be authorized to implement a management incentive plan (the “New Management Incentive Plan”) that provides for the issuance of options and/or other equity-based compensation to the management and directors of Reorganized Parent. Up to ten percent (10%) of the New Common Stock, on a fully diluted basis, shall be reserved for issuance in connection with the New Management Incentive Plan, with the actual amount to be reserved as determined by the New Board. The participants in the New Management Incentive Plan, the allocations and form of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board. Any shares of New MIP Equity shall dilute equally the shares of New Common Stock otherwise distributed pursuant to this Plan (including, without limitation, pursuant to or in connection with the Equity Rights Offering).

Notwithstanding the foregoing, (i) the New Board shall retain a compensation consultant acceptable to the Required Consenting Noteholders prior to the Effective Date to advise them regarding the development of the New Management Incentive Plan and (ii) the New Management Incentive Plan shall be adopted by the New Board within one-hundred twenty (120) days after the Effective Date.

I.	[Intentionally Deleted]

J.	Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and shall provide or issue the New Common Stock to be distributed and issued under this Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan (collectively, the “Plan Securities and Documents”), in each case in form and substance acceptable to the Required Consenting Noteholders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

The offer, distribution, and issuance, as applicable, of the Plan Securities and Documents under this Plan (including New Common Stock issued in connection with the Equity Rights Offering) shall be exempt from or not subject to, or shall be effected in a manner that is exempt from or not subject to, any registration or prospectus delivery requirements under applicable securities laws (including, as applicable, Section 5 of the Securities Act or any other federal, state or local law or regulation requiring the registration and/or delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code and/or other applicable exemptions; provided, however, that New Common Stock issued to Cash Opt-Out Noteholders in the Equity Rights Offering pursuant to Article V of this Plan will be issued and distributed pursuant to section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration under such laws or regulations to the extent permitted under section 1145 of the Bankruptcy Code and deemed to be a public offering thereunder, and such Plan Securities may be resold without registration under such laws or regulations to the extent permitted under section 1145 of the Bankruptcy Code and other applicable law.

Persons or Entities who purchase securities pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder shall acquire “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 promulgated under the Securities Act or Rule 144A under the Securities Act or any other applicable registration exemption under the Securities Act, or in a transaction that is registered with the SEC.

In the event that the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the Plan Securities through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than this Plan or the Confirmation Order with respect to the treatment of such securities under applicable securities laws. DTC shall accept and be entitled to conclusively rely upon this Plan or the Confirmation Order in lieu of a legal opinion regarding whether such securities are exempt from registration and/or eligible for DTC book entry delivery, settlement and depository services.

K.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including, without limitation, Article V.D of this Plan), in the Confirmation Order, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code and in the case of any DIP Liens at the sole cost and expense of the Reorganized Debtors, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

L.	Corporate Governance Documents of the Reorganized Debtors

The respective corporate governance documents of each of the Debtors shall be amended and restated or replaced (as applicable) by the Amended/New Corporate Governance Documents. Such corporate governance documents shall: (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan; and (iii) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Amended/New Corporate Governance Documents, amend and restate their respective corporate governance documents as permitted thereby and by applicable law.

M.	New Board; Initial Officers

The initial members of the New Board shall be selected in accordance with the terms and conditions of the Restructuring Support Agreement. After the initial directors of the New Board are selected, future directors shall be elected in accordance with Amended/New Corporate Governance Documents. All officers of the Debtors immediately prior to the Effective Date shall be retained in their existing positions upon the Effective Date, subject to the terms of this Plan.

Pursuant to and to the extent required by section 1129(a)(5) of the Bankruptcy Code, the Debtors shall disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the New Board or as an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person. Each such director and officer shall serve from and after the

Effective Date pursuant to applicable law and the terms of the Amended/New Corporate Governance Documents and the other constituent and corporate governance documents of the applicable Reorganized Debtors. The existing boards of directors and other governing bodies of the Debtors shall be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

N.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions reasonably necessary to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be reasonably necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, in each case in form and substance acceptable to the Required Consenting Noteholders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person or Entity (except for those expressly required pursuant hereto or by the Restructuring Documents).

After the Confirmation Date, all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Persons or Entities or the need for any approvals, authorizations, actions or consents of or from any such Persons or Entities.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Corporate Governance Documents and similar constituent and corporate governance documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, in each case in form and substance acceptable to the Required Consenting Noteholders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

O.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in this Plan and the Restructuring Documents (including, without limitation, Article II.B and Article V.B of this Plan), all notes, indentures, instruments, certificates, agreements and other documents evidencing or relating to any Impaired Claim (including, for the avoidance of doubt and without limitation, the Prepetition Notes Indentures and the Prepetition Notes) or any Claim being paid in full in Cash under this Plan shall be fully released, terminated, extinguished and discharged (including, in respect of DIP Documents, any duties or obligations of the DIP Agent thereunder), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity and in the case of any Claim being paid in full in Cash upon the indefeasible payment of such Claim in full in Cash as contemplated by this Plan; provided that the Prepetition Debt Documents and the DIP Documents shall continue in effect for the limited purpose of (i) allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Prepetition Credit Agreement Agent, the Prepetition Notes Indenture Trustee or other applicable Distribution Agents thereunder to make, distributions under this Plan; (ii) permitting the Prepetition Notes Indenture Trustee to exercise its Prepetition Notes Indenture Trustee Charging Lien against such distributions for payment of the Prepetition Notes Indenture Trustee Fees and Expenses; (iii) preserving any rights of the DIP Agent to payment of fees, costs, and expenses and otherwise allowing the DIP Agent to take any actions contemplated by this Plan, and (iv) preserving the DIP Contingent Obligations as contemplated by Article II.B of this Plan; provided further that, upon completion of the distribution with respect to a specific Prepetition Debt Claim, the Prepetition Debt Documents in connection thereto and any and all notes, securities and instruments issued in connection with such Prepetition Debt Claim shall terminate completely without further notice or action and be deemed surrendered.

P.	Existing Equity Interests

On the Effective Date, the Old Parent Interests shall be terminated and cancelled without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On the Effective Date, the Intercompany Equity Interests shall remain effective and outstanding, except to the extent modified pursuant to the terms of the Reorganization Steps Overview, and shall be owned and held by the same applicable Person or Entity that held and/or owned such Intercompany Equity Interests immediately prior to the Effective Date. Each Parent Subsidiary shall continue to be governed by the terms and conditions of its applicable corporate governance documents as in effect immediately prior to the Effective Date, except as amended or modified by this Plan or the Plan Supplement.

Q.	Sources of Cash for Plan Distributions

All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan shall be obtained from their respective Cash balances, including Cash from operations, the Equity Rights Offering and the Exit Facility Credit Agreements. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, in all cases subject to the terms and conditions of the Restructuring Support Agreement and the Restructuring Documents.

R.	Funding and Use of Professional Fee Claim Reserve

On or before the Effective Date, the Debtors shall fund the Professional Fee Claim Reserve in such amount as determined by the Debtors, with the consent of the Required Consenting Noteholders or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the Professional Fee Claims, as and when Allowed.

The Cash contained in the Professional Fee Claim Reserve shall be used solely to pay the Allowed Professional Fee Claims, with the Unused Cash Reserve Amount (if any) being returned to the Reorganized Debtors within three (3) Business Days after determining the Unused Cash Reserve Amount. The Debtors and the Reorganized Debtors, as applicable, shall maintain detailed records of all payments made from the Professional Fee Claim Reserve, such that all payments and transactions shall be adequately and promptly documented in, and readily ascertainable from, their respective books and records.

The Professional Fee Claim Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash in accordance with Article II.A of this Plan.

After the Effective Date, neither the Debtors nor the Reorganized Debtors shall deposit any other funds or property into the Professional Fee Claim Reserve without further order of the Bankruptcy Court or otherwise commingle funds in the Professional Fee Claim Reserve. To the extent the Professional Fee Claim Reserve is insufficient to pay in full in Cash the obligations and liabilities for which such reserve was established, then the Reorganized Debtors shall, within five (5) Business Days, pay such obligations and liabilities in full in Cash.

S.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

T.	Payment of Fees and Expenses of Certain Creditors

The Debtors and the Reorganized Debtors, as applicable, shall, on and after the Confirmation Date and to the extent invoiced in accordance with the terms of the applicable engagement letter(s), pay the Ad Hoc Noteholder Group Fees and Expenses (whether accrued prepetition or postpetition and to the extent not otherwise paid prior to or during the Chapter 11 Cases), without the need for application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise.

U.	Payment of Fees and Expenses of the Prepetition Notes Indenture Trustee

The Debtors shall, on and after the Effective Date, and upon the presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), pay the Prepetition Notes Indenture Trustee Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. From and after the Effective Date, the Reorganized Debtors shall pay any Prepetition Notes Indenture Trustee Fees and Expenses in full in Cash without further court approval.

V.	Equity Rights Offering

Pursuant to the terms of this Plan and the Equity Rights Offering Procedures, each Accredited Cash Opt-Out Noteholder shall have the opportunity but not the obligation to subscribe for its Pro Rata share of an amount of New Common Stock to be issued as of the Effective Date necessary to fully fund the Cash Payout at the Purchase Price (as defined in the Equity Rights Offering Procedures) set forth in the Equity Rights Offering Procedures.

Each Accredited Cash Opt-Out Noteholder that elects to purchase the maximum number of Equity Rights Offering Shares that such Accredited Cash Opt-Out Noteholder may purchase in the Equity Rights Offering will also have the right to elect to purchase additional Equity Rights Offering Shares that are not timely, duly and validly subscribed and paid for in the Equity Rights Offering, as more fully set forth in the Rights Offering Procedures.

The Equity Rights Offering will be conducted in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The proceeds of the Equity Rights Offering shall be used exclusively to fund the Cash Payout provided to Cash Payout Noteholders, in full and final satisfaction of such Holders’ Prepetition Notes Claims, which shall be released and discharged pursuant to Article XI herein. Notwithstanding anything to the contrary herein, if the Equity Rights Offering Amount is less than the aggregate amount of the Cash Payout, then the amount of Prepetition Notes Claims held by the Cash Payout Noteholders satisfied by the Cash Payout shall automatically be reduced, and any remaining portion of such Cash Payout Noteholders’ Prepetition Notes Claims that is not satisfied through the Cash Payout as a result of such automatic reduction shall receive the treatment such Holder would receive if such Holder were a Cash Opt-Out Noteholder. For the avoidance of doubt, under no circumstance shall the amount actually paid out in the Cash Payout exceed the Equity Rights Offering Amount.

Consummation of the Equity Rights Offering and delivery of any Cash Payout is contingent upon the consent of the Required Consenting Noteholders. In the event the Equity Rights Offering is not consummated, then no Cash Payout will be made to any Cash Payout Noteholder and such Holder will receive the treatment such Holder would receive if such Holder were a Cash Opt-Out Noteholder.

Notwithstanding anything in this Plan to the contrary, the New Common Stock issued in connection with the Equity Rights Offering shall be subject to dilution by the New MIP Equity.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors shall be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code (including, for the avoidance of doubt, the Restructuring Support Agreement), except for those Executory Contracts and Unexpired Leases that:

(i)	have been assumed or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii)	are the subject of a motion to reject filed by the Debtors pending on the Effective Date;

(iii)

are identified by the Debtors (with the consent of the Required Consenting Noteholders) and Filed in the Plan Supplement as rejected Executory Contracts and Unexpired Leases, which Plan Schedule may be amended by the Debtors (with the consent of the Required Consenting Noteholders) to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected non-Debtor contract parties at least seven (7) days prior to the Plan Objection Deadline; or

(iv)	are rejected or terminated by the Debtors pursuant to the terms of this Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change in control” provision, “change of control” provision, or provision with words of similar import) (a) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, (b) is modified, breached or terminated (or deemed modified, breached or terminated), (c) increases, accelerates or otherwise alters any obligations or liabilities of the Debtors or Reorganized Debtors (or purports to increase, accelerate or otherwise alter any obligations or liabilities of the Debtors or Reorganized Debtors), or (d) results in the creation or imposition of any Lien upon any property or assert of any of the Debtors or Reorganized Debtors (or purports to result in the creation or imposition of any Lien upon any property or asset of any of the Debtors or Reorganized Debtors), in each case as a result of (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan, then such provision shall, to the extent provided by section 365 of the Bankruptcy Code, be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to this Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on or in connection with the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (with the consent of the Required Consenting Noteholders) (the “Cure Claim Amount”).

In the event of an assumption, or an assumption and assignment, of an Executory Contract or Unexpired Lease that is in default under this Plan, at least seven (7) days prior to the Plan Objection Deadline (or, in the case of an Executory Contract or Unexpired Lease removed from the Plan Schedule after such date, no later than one (1) Business Day after such removal), the Debtors shall File and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, or proposed assumption and assignment, which shall: (a) list the applicable Cure Claim Amount, if any; (b) if applicable, identify the party to which the Executory Contract or Unexpired Lease shall be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes shall be resolved by the Bankruptcy Court.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed, served and actually received by the Debtors and counsel to the Ad Hoc Noteholder Group prior to the Plan Objection Deadline (notwithstanding anything in the Schedules or a proof of Claim to the contrary). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, or proposed assumption and assignment, or cure amount shall be deemed to have consented to such matters and shall be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and cure amount. The Confirmation Order shall constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving such assumption or assumption and assignment. If such objection is sustained by Final Order of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to this Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code, in each case subject to the remaining terms and conditions of this Article VI. Any proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

With respect to any Executory Contract or Unexpired Lease assumed and assigned pursuant to this Plan, upon and as of the Effective Date, the applicable assignee shall be deemed to be substituted as a party thereto for the applicable Debtor party to such assigned Executory Contract or Unexpired Lease and, accordingly, the Debtors and the Reorganized Debtors shall be relieved, pursuant to and to the extent set forth in section 365(k) of the Bankruptcy Code, from any further liability under such assigned Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject (with the consent of the Required Consenting Noteholders) any Executory Contract or Unexpired Lease and to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on a Plan Schedule as rejected Executory Contracts and Unexpired Leases shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Person or Entity that is required to file a proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof.

E.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies.

After assumption of the D&O Liability Insurance Policies, nothing in this Plan otherwise alters the terms and conditions of the D&O Liability Insurance Policies. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

The Debtors are further authorized to take such reasonable actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

Notwithstanding anything to the contrary in any D&O Liability Insurance Policies issued prior to the Effective Date, the Reorganized Debtors shall not have any obligation or responsibility for the payment of any self-insured retention thereunder or in connection therewith, and no Person or Entity shall be entitled to seek reimbursement from or to subrogate against any Reorganized Debtors with respect to any payments made under such policies.

F.	Indemnification Provisions

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired; provided, however, that, to the maximum extent permitted under applicable law, this provision shall not include any such Claims arising from or related to (i) any Excluded Party or (ii) any indemnification Claims against the Parent that are based on fraud, gross negligence, or willful misconduct, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

G.	Employment Plans

On the Effective Date, all employment agreements and severance policies, including all employment, compensation, and benefit plans, policies, and programs of the Debtors applicable to any of their respective officers, employees or retirees, and any of the officers, employees or retirees of their respective subsidiaries, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, change-in-control plans, insurance plans including but not limited to life and accidental death and dismemberment insurance plans, health and welfare plans, and 401(k) plans (in each case, as applicable) (collectively, the “Specified Employee Plans”) shall be deemed and treated as Executory Contracts that are and shall, subject to the following proviso, be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed; provided that (a) the Debtors, pursuant to the Restructuring Support Agreement, acknowledged and agreed that the Consummation of this Plan shall not constitute a change in control or term of similar meaning pursuant to any of the

Specified Employee Plans, and the Confirmation Order shall contain a finding and such other provisions acceptable to the Required Consenting Noteholders confirming the same, and (b) each “Executive” employment agreement, “Level I” employment agreement and “Level II” employment agreement shall only be maintained and assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) and considered a Specified Employee Plan if the employee party to such agreement, on or prior to the Effective Date, (i) confirms that the Consummation of this Plan does not constitute a change in control and (ii) waives any right to resign with “good reason” solely or in part as a result of the Consummation of this Plan.

All Claims arising from the Specified Employee Plans shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Specified Employee Plans. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Specified Employee Plans.

H.	Insurance and Surety Contracts

On the Effective Date, each Insurance and Surety Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Insurance and Surety Contracts shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance and Surety Contracts. After assumption of the Insurance and Surety Contracts, nothing in this Plan otherwise alters the terms and conditions of the Insurance and Surety Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable counterparties under the Insurance and Surety Contracts.

I.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such

Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date or as soon as reasonably practicable thereafter. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims (except DIP Super-Priority Claims) and no Holder of a Claim (except DIP Super-Priority Claims) shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below or as otherwise provided in this Plan, the Reorganized Debtors or other applicable Distribution Agent shall make all distributions required to be distributed under this Plan. Distributions on account of the Allowed Prepetition Debt Claims and Allowed DIP Super-Priority Claims shall be made to the Prepetition Credit Agreement Agent, the Prepetition Notes Indenture Trustee, and the DIP Agent, as applicable, and such agent or trustee shall be, and shall act as, the Distribution Agent with respect to its respective Class of Claims in accordance with the terms and conditions of this Plan and the applicable debt documents. All distributions to Holders of Prepetition Debt Claims and DIP Super-Priority Claims shall be deemed completed when made by the Reorganized Debtors to the Prepetition Credit Agreement Agent, the Prepetition Notes Indenture Trustee (or as directed by the Prepetition Notes Indenture Trustee), and the DIP Agent, or as otherwise provided in this Plan, as applicable. The Reorganized Debtors may employ or contract with other Entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such Entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The distributions of New Common Stock to be made under this Plan to Holders of Allowed Prepetition Notes Claims shall be made by the Debtors or Reorganized Debtors, as applicable, to the Prepetition Notes Indenture Trustee, which shall transmit (or cause to be transmitted) such distributions to Holders of Allowed Prepetition Notes Claims in accordance with the Prepetition Notes Indenture or as set forth below. Notwithstanding anything to the contrary in this Plan, the Prepetition Notes Indenture Trustee may transfer or direct the transfer of such distributions through the facilities of DTC and, in such event, shall be entitled to recognize and deal for all purposes under this Plan with Holders of the Prepetition Notes to the extent consistent with the policies or customary practices of DTC. If such distributions cannot be made through the facilities of DTC, the Debtors or Reorganized Debtors, as applicable, shall implement procedures in consultation with the Prepetition Notes Indenture Trustee and reasonably acceptable to the Required Consenting Noteholders to make distributions with respect to the Prepetition Notes. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Common Stock to be distributed to Holders of the Prepetition Notes eligible for distribution through the facilities of DTC. The distributions of Subscription Rights under this Plan to Accredited Cash Opt-Out Noteholders shall be made by the Voting and Claims Agent as provided in the Equity Rights Offering Procedures. The obligations of the Prepetition Notes Indenture Trustee under the Prepetition Notes Indentures, the Prepetition Notes, and this Plan shall be deemed fully satisfied upon DTC’s receipt of the distributions with respect to the Prepetition Notes.

D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions

1. Record Date for Distributions

On the Distribution Record Date, the Claims Register (and the Debtors’ books and records with respect to the Holders of Equity Interests in Parent) shall be closed. Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent shall have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than DIP Super-Priority Claims and Prepetition Debt Claims) or Allowed Equity Interest that occurs after the close of business on the Distribution Record Date, and shall be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than DIP Super-Priority Claims and Prepetition Debt Claims) or Allowed Equity Interest who are Holders of such Claims or Equity Interests, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the Distribution Record Date shall not apply to the DIP Super-Priority Claims, Prepetition Debt Claims, or any securities of the Debtors deposited with DTC.

2. Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the DIP Agreement and the relevant Prepetition Debt Documents, if applicable); provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest proof of Claim, if any, Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

3. Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $100.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or New Common Stock, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar or a fraction of a share of New Common Stock under this Plan would otherwise be called for, the actual payment or distribution shall reflect a rounding of such fraction down to the nearest whole dollar or share of New Common Stock (and no Cash shall be distributed in lieu of such fractional New Common Stock). For the avoidance of doubt, DTC shall be considered a single holder for purposes of distributions.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if: (a) the aggregate amount of all distributions authorized to be made on the Effective Date is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on the Effective Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4. Undeliverable Distributions

(a)	Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address in accordance with the time frames described in Article VII.D.4(b) hereof, at which time (or as soon as reasonably practicable thereafter) all currently due but missed distributions shall be made to such Holder. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)	Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within ninety (90) days after the later of the

Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, any Cash, Plan Securities or other property reserved for distribution on account of such Claim shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash, Plan Securities or other property shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan; provided, however, that if the aggregate amount of Allowed Claims in Class 6 is less than the Parent GUC Recovery Cash Pool, then the excess Parent GUC Recovery Cash Pool shall constitute property of the Reorganized Debtors. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

(c)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtors, their Estates, the Reorganized Debtors, or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.

E.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Distribution Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such applicable withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors or other applicable Distribution Agent shall be authorized to take any and all reasonable actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements. All Persons and Entities holding Claims or Equity Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes (or establish eligibility for an exclusion for the withholding of taxes), and each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this shall be treated as if distributed to the Holder of the Allowed Claim.

F.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for U.S. federal income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent. Cash payments to foreign creditors may be made, at the option of the applicable Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, Causes of Action and Retained Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims, Causes of Action or Retained Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Retained Litigation Claims. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Retained Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Confirmation Order. Notwithstanding anything to the contrary herein, the Allowed Prepetition Notes Claims and the distributions to be made pursuant hereto on account of such Claims will not be subject to set off by the Debtors or the Reorganized Debtors pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, and the Debtors and the Reorganized Debtors hereby waive any and all rights of set-off against such Claims.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED

CLAIMS

A.	Resolution of Disputed Claims and Equity Interests

1. Allowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2. Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors (with the consent of the Required Consenting Noteholders), and after the Effective Date, the Reorganized Debtors, shall have the authority to File objections to Claims (other than those that are Allowed under this Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, that this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3. Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors (with the consent of the Required Consenting Noteholders), and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

4. No Filings of Proofs of Claim

Except as otherwise provided in this Plan, Holders of Claims, including the Prepetition Notes Indenture Trustee with respect to the Prepetition Notes Indentures and the Prepetition Notes and the DIP Agent with respect to the DIP Super-Priority Claims, shall not be required to File a proof of Claim, and no such parties should File a proof of Claim; provided that Holders of General Unsecured Claims against Parent only shall be required to file a proof of claim pursuant to separate bar date procedures to be provided to such parties by the Debtors. Other than with respect to the General Unsecured Claims against Parent only, the Debtors do not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Equity Interest that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing, in which event the Claim shall become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court subject to the consent of the Required Consenting Noteholders. Nevertheless, the Debtors may, in their discretion and with the consent of the Required Consenting Noteholders, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order; provided, however, that the Debtors may, with the consent of the Required Consenting Noteholders, compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

B.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled (with the consent of the Required Consenting Noteholders) or withdrawn or have been determined by Final Order, and the Disputed Claim is or becomes Allowed by Final Order; provided, however, that notwithstanding the foregoing, payments or distributions under this Plan to Holders of Allowed Prepetition Notes Claims will be made in full on the Effective Date, regardless of whether such Holders hold any Disputed Claims.

C.	Distributions on Account of Disputed Claims Once They Are Allowed

The Reorganized Debtors or other applicable Distribution Agent shall make distributions on account of any Disputed Claim that has become Allowed after the Effective Date at such time that such Claim becomes Allowed (or as soon as reasonably practicable thereafter). Such distributions shall be made pursuant to the applicable provisions of Article VII of this Plan.

D.	Reserve for Disputed Claims

The Debtors, the Reorganized Debtors, and the Distribution Agent may establish such appropriate reserves for Disputed Claims in the applicable Class(es) as they determine necessary and appropriate, in each case with the consent of the Required Consenting Noteholders or as approved by order of the Bankruptcy Court. Without limiting the foregoing, reserves (if any) for Disputed Claims shall equal, as applicable, an amount of property equal to 100% of distributions to which Holders of Disputed Claims in each applicable Class would otherwise be entitled under this Plan as of such date if such Disputed Claims were Allowed based on the Debtors’ books and records; provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

Unless satisfied or waived pursuant to the provisions of Article IX.C hereof, the following are conditions precedent to Confirmation of this Plan.

1. This Plan and the Restructuring Documents are in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders;

2. The Confirmation Order has been entered by the clerk of the Bankruptcy Court, and such order is in form and substance consistent in all respects with the Restructuring Term Sheet and the Restructuring Support Agreement and otherwise reasonably acceptable to the Debtors and to the Required Consenting Noteholders; and

3. The Restructuring Support Agreement is in full force and effect and has not been validly terminated in accordance with its terms, and no event has occurred or action has been taken that, with the passage of time or the giving of notice, would permit the Required Consenting Noteholders to terminate the Restructuring Support Agreement.

B.	Conditions Precedent to Consummation

Unless satisfied or waived pursuant to the provisions of Article IX.C hereof, the following are conditions precedent to Consummation of this Plan.

1. The Confirmation Order has become a Final Order and such order has not been amended, modified, vacated, stayed, or reversed;

2. The Bankruptcy Court has entered one or more Final Orders (which may include the Confirmation Order), in form and substance reasonably acceptable to the Debtors and Required Consenting Noteholders, authorizing the assumption, assumption and assignment and rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

3. This Plan and the Restructuring Documents have not been amended or modified other than in a manner in form and substance consistent in all respects with the Restructuring Term Sheet, and otherwise reasonably acceptable to the Debtors and the Required Consenting Noteholders;

4. The Restructuring Documents (including the Exit Facility Loan Documents) have been filed, tendered for delivery, and have been effectuated or executed by all Persons and Entities party thereto (as appropriate), and in each case in full force and effect, each to the extent required prior to Consummation. All conditions precedent to the effectiveness of such Restructuring Documents, including, without limitation, the Exit Facility Credit Agreements, have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or shall be satisfied concurrently with the occurrence of the Effective Date) and such agreements have closed or shall close simultaneously with the effectiveness of this Plan;

5. The Debtors have received, or concurrently with the occurrence of the Effective Date shall receive (a) an Exit ABL Facility on terms and conditions acceptable to the Required Consenting Noteholders, and/or (b) the Exit DDTL Facility;

6. The Amended/New Corporate Governance Documents have become effective or shall become effective concurrently with the effectiveness of this Plan;

7. All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

8. All governmental approvals and consents, including Bankruptcy Court approval, that are applicable and legally required for the consummation of this Plan have been obtained, not be subject to unfulfilled conditions and be in full force and effect;

9. The New Board has been selected in accordance with the Restructuring Support Agreement;

10. The Restructuring Support Agreement is in full force and effect and has not been terminated in accordance with its terms, and no event has occurred or action has been taken that, with the passage of time or the giving of notice, would permit the Required Consenting Noteholders to terminate the Restructuring Support Agreement;

11. The Professional Fee Claim Reserve has been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan;

12. To the extent invoiced, all Ad Hoc Noteholder Group Fees and Expenses and Prepetition Notes Indenture Trustee Fees and Expenses have been paid in full in Cash;

13. There shall be no ruling, judgment, or order issued by any Governmental Unit making illegal, enjoining or otherwise preventing or prohibiting the consummation of the Restructuring Transactions, unless such ruling, judgment, or order has been stayed, reversed or vacated within three (3) Business Days after such issuance;

14. There shall be no material litigation or investigation by any Governmental Unit involving the Debtors as of the Effective Date that has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Reorganized Debtors, taken as a whole; and

15. Since the Petition Date, there shall have been no event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole, or the ability of the Debtors taken as a whole, to perform their respective obligations under, or to consummate the Restructuring Transactions; provided, however, that in no case shall any Event arising from, as a result of, or in connection with (a) the public announcement of the Restructuring Support Agreement, this Plan, or any other Restructuring Document, (b) the pursuit or public announcement of the Restructuring Transaction, (c) the commencement or prosecution of the Chapter 11 Cases, or (d) the pursuit of Confirmation or Consummation, be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect for purposes of this Plan.

C.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article IX may be waived by the Debtors, with the consent of the Required Consenting Noteholders, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, solely with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Person or Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Person or Entity in any respect.

ARTICLE X.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.	General

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims or Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.

B.	Release of Claims and Causes of Action

1. Release by the Debtors and their Estates. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, interests, Causes of Action, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors (including the management, ownership or operation thereof) or their Affiliates, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Plan Supplement, the Restructuring Support Agreement, the Restructuring Documents, the Prepetition Debt Documents, and the DIP Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation, preparation dissemination, entry into, or filing of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, the Prepetition Debt Documents, the DIP Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan, the solicitation of votes on this Plan or the issuance or distribution of Plan Securities pursuant to this Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Person or Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release (i) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Facility Loan Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court, (ii) any Causes of Action arising from willful misconduct, fraud, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction, and (iii) any claims against the Excluded Parties. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person or Entity that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in this Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any claim or Cause of Action released pursuant to the Debtor Release.

2. Release By Third Parties. Except as otherwise expressly provided in this Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, interests, Causes of Action, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors (including the management, ownership or operation thereof) or their Affiliates, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Plan Supplement, the Restructuring Support Agreement, the Restructuring Documents, the Prepetition Debt Documents, and the DIP Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation, preparation, dissemination, entry into or filing of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, the Prepetition Debt Documents, the DIP Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan, the solicitation of votes on this Plan or the issuance or distribution of Plan Securities pursuant to this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release (i) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Facility Loan Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court or (ii) any Causes of Action arising from willful misconduct, fraud, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) consensual; (ii) essential to the confirmation of this Plan; (iii) in exchange for the good and valuable consideration provided by the Released Parties; (iv) a good faith settlement and compromise of the Claims released by the Third Party Release; (v) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (vi) fair, equitable and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third Party Release.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Article V.D and V.E of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors and the Reorganized Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Article V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan (including, without limitation, Article V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtors’ liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Persons and Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any claims or Causes of Action arising prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of this Plan, the Disclosure Statement, the Restructuring Documents, the DIP Documents, or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, including the Restructuring Support Agreement, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. Notwithstanding the foregoing, nothing in this Article X.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person or Entity that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan.

F.	Preservation of Causes of Action

1. Maintenance of Causes of Action

Except as otherwise provided in this Article X (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Retained Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Retained Litigation Claims without notice to or approval from the Bankruptcy Court.

2. Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action and Retained Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Retained Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Retained Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except in each case where such Causes of Action or Retained Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

No Person or Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action or Retained Litigation Claim against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action or Retained Litigation Claim against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action and Retained Litigation Claim against any Person or Entity, except as otherwise expressly provided in this Plan or the Confirmation Order (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof).

G.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

H.	Binding Nature Of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, EXCULPATIONS, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THIS PLAN, EACH PERSON AND ENTITY ACQUIRING PROPERTY UNDER THIS PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO

THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (I) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN OR IS CONCLUSIVELY DEEMED TO REJECT THIS PLAN.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE INJUNCTION DOES NOT ENJOIN ANY PARTY UNDER THE RESTRUCTURING SUPPORT AGREEMENT OR THIS PLAN OR UNDER ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE INCLUDED IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THIS PLAN.

I.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, and injunction for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Person or Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Persons and Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors may pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4. resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however, that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person or Entity’s obligations incurred in connection with this Plan;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

11. enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

12. resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13. hear and determine all Retained Litigation Claims;

14. enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15. resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan; and

16. enter an order concluding or closing the Chapter 11 Cases.

Notwithstanding the foregoing, (i) any dispute arising under or in connection with any Exit Facility or any other contract or agreement binding on the Reorganized Debtors that contains provisions governing jurisdiction for litigation of disputes thereunder shall be addressed in accordance with the provisions of the applicable document and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article of this Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code to the extent necessary, shall be paid by each of the Debtors or the Reorganized Debtors (or the Distribution Agent on behalf of each of the Debtors or Reorganized Debtors), as applicable, for each quarter (including any fraction thereof) until the earliest to occur of the entry of (a) a final decree closing such Debtor’s Chapter 11 Case, (b) an order dismissing such Debtor’s Chapter 11 Case, or (c) an order converting such Debtor’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code.

The Reorganized Debtors may pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.	Statutory Committee

On the Effective Date, the current and former members of the Committee, if any, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases and the Committee shall dissolve. Following the completion of the Committee’s remaining duties set forth above, the Committee shall be dissolved, and the retention or employment of the Committee’s respective attorneys, accountants and other agents shall terminate without further notice to, or action by, any Person or Entity.

D.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict.

E.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in a way that is in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise reasonably acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in a way that is in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim that has accepted this Plan shall be presumed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

F.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans, with respect to one or more of the Debtors; provided that any rights under the Restructuring Support Agreement, including any consent rights contained therein, shall remain unaffected. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the applicable Debtors or any other Person or Entity; (b) prejudice in any manner the rights of the applicable Debtors or any other Person or Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Person or Entity.

G.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

H.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Person or Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Person or Entity; or (2) any Holder of a Claim or an Equity Interest or other Person or Entity prior to the Effective Date.

I.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Persons and Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

J.	Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

K.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

Attn: William B. Masters

Email: bill.masters@superiorenergy.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Keith A. Simon and George Klidonas

Direct Dial: (212) 906-1200

Fax: (212) 751-4864

Email: keith.simon@lw.com and george.klidonas@lw.com

If to the Ad Hoc Noteholder Group:

Davis Polk & Wardwell LLP

405 Lexington Ave.

New York, NY 10017

Attn: Damian S. Schaible and Adam L. Shpeen

Direct Dial: (212) 450-4000

Fax: (212) 701-5800

Email: damian.schaible@davispolk.com and

adam.shpeen@davispolk.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

L.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to and to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with this Plan or the Restructuring Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the Restructuring Documents, (ii) the issuance and distribution of the New Common Stock or Plan Securities and Documents, and (iii) the maintenance or creation of security interests or any Lien as contemplated by this Plan or the Restructuring Documents.

M.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

N.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

O.	Exhibits and Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

P.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Consenting Noteholders, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

Q.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

R.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration and Consummation of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

S.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Persons and Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Persons and Entities who have Filed a renewed request after the Confirmation Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Dated: December [•], 2020

Respectfully submitted,

SUPERIOR ENERGY SERVICES, INC. AND ITS AFFILIATE DEBTORS

By:	/s/ Draft

Exhibit B

Form of Joinder

JOINDER TO RESTRUCTURING SUPPORT AGREEMENT

The undersigned hereby acknowledges that it has received and fully reviewed the Amended and Restated Restructuring Support Agreement (including the exhibits attached thereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Agreement”), dated as of December 4, 2020, by and among (i) Superior Energy Services, Inc. (“Parent”), (ii) each direct and indirect wholly-owned, domestic subsidiary of Parent party hereto (each an “SPN Subsidiary”, and together with Parent, the “Company”), and (iii) the Noteholders (as defined therein) party thereto (the “Consenting Noteholders”). The undersigned acknowledges and agrees, by its signature below, that it is bound by the terms and conditions of the Agreement and shall be deemed a “Consenting Noteholder” for all purposes under the terms of and pursuant to the Agreement as of the date hereof.

Date: [                    ], 2020

[Name of Holder/Proposed Transferee]

By:
Name:
Title:

Principal Amount of 2021 Notes Claims as of the date hereof:

$

Principal Amount of 2024 Notes Claims as of the date hereof:

$

Address for Notice:

[                    ]

[                    ]

Attention: [                    ]

Facsimile: [                    ]